Exhibit 10.1

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of August 14, 2002

by and among

GABRIEL COMMUNICATIONS FINANCE COMPANY,
and
NUVOX, INC. (f/k/a GABRIEL COMMUNICATIONS, INC.),
as Borrowers,

CERTAIN DIRECT AND INDIRECT SUBSIDIARIES OF BORROWERS,
as Guarantors,

CIT LENDING SERVICES CORPORATION,
as Lender

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and Lender

Senior Secured Term Loan Facilities

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

          This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, is dated as of August 14, 2002 (the "Agreement Date") and is effective as the date on which all conditions precedent set forth in Section 3, including without limitation the making of the Required Contribution, have been satisfied (the "Effective Date"), and is entered into by and among GABRIEL COMMUNICATIONS FINANCE COMPANY, a Delaware corporation ("Finance"), NUVOX, INC. (formerly known as Gabriel Communications, Inc.), a Delaware corporation ("Parent;" and together with Finance collectively referred to hereinafter as the "Borrowers" and each as an individual "Borrower"), CERTAIN OTHER DIRECT AND INDIRECT SUBSIDIARIES OF BORROWERS SIGNATORY HERETO, as Guarantors, CIT LENDING SERVICES CORPORATION ("CIT"), as a Lender, and GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital"), as a Lender and as the Administrative Agent (in such capacity, the "Administrative Agent").

RECITALS:

          WHEREAS, a credit facility was established in favor of Finance pursuant to the terms of that certain Credit and Guaranty Agreement dated as of October 31, 2000 (as amended and modified prior to the date hereof, the "Existing Credit Facility") among Finance, as "Borrower," Parent, in its capacity as a "Guarantor," the subsidiaries and affiliates of the Parent and Finance identified therein as "Guarantors," the financial institutions party thereto as the "Lenders" (the "Previous Lenders"), including, without limitation, CIT and GE Capital, Goldman Sachs Credit Partners, L.P., as Sole Lead Arranger, Sole Book Runner, and Syndication Agent, Wachovia Bank, National Association (f/k/a First Union National Bank) ("Wachovia"), in its capacity as the Administrative Agent and Collateral Agent (the "Previous Agent"), Barclays Bank PLC, as Documentation Agent, and CIT, as Co-Documentation Agent;

          WHEREAS, on or prior to the Effective Date, the Parent shall join the Existing Credit Facility as a co-borrower pursuant to that certain Assumption Agreement to be dated as of the Effective Date (the "Assumption Agreement"), and in connection therewith, shall execute and deliver to the Administrative Agent that certain Parent Security Agreement dated as of the Effective Date (the "Co-Borrower Security Agreement"); and

          WHEREAS, pursuant to the terms and conditions of the Settlement Agreement, (a) GE Capital shall succeed the Previous Agent as the "Administrative Agent" under the Existing Credit Facility, (b) the Exiting Lenders shall release all of their rights and interests as Lenders under the Existing Credit Facility, and (c) certain of the Existing Indebtedness will be repaid or otherwise deemed satisfied by the Previous Lenders; and

          WHEREAS, the Parent and Finance have requested that the Existing Credit Facility be amended, modified and restated in its entirety pursuant to the terms set forth herein; and

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          WHEREAS, the Lenders have agreed to amend, modify and restate the terms of the Existing Credit Facility on the terms and conditions set forth herein; and

          WHEREAS, concurrently with the amendment and restatement of the Existing Credit Facility as set forth herein, (a) GE Capital will advance to the Borrowers its Pro Rata Share of the Tranche A Term Loan Commitment and CIT will advance to the Borrowers its Pro Rata Share of the Tranche A Term Loan Commitment, (b) the Parent will issue the Series A Preferred Stock and the Preferred Note, and (c) the Parent will receive an equity contribution from the Purchasers under the Series A Preferred Stock Agreement in an amount not less than the Required Contribution; and

          WHEREAS, each of the Borrowers and the Guarantors acknowledge and agree that on the Effective Date, the Obligations (as defined in the Existing Credit Facility) owed to the Continuing Lenders under the Existing Credit Facility are as follows: (a) with respect to GE Capital, $25,474,453, of which (i) $10,000,000 shall be deemed to be GE Capital's Tranche B Term Loan Commitment hereunder, and (ii) $15,474,453 shall be converted into 4,833,333 shares of the Series A Preferred Stock, and (b) with respect to CIT, $25,474,453, of which (i) $3,750,000 shall be deemed to be CIT's Tranche B Term Loan Commitment hereunder, and (ii) $21,724,453 shall be converted into the Preferred Note; and

          WHEREAS, each of the Borrowers and the Guarantors acknowledge and agree that the Liens and security interests granted pursuant to the Pledge and Security Agreement (as defined in the Existing Credit Facility) and the Co-Borrower Security Agreement shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with their terms, as renewed, amended or restated pursuant to the Pledge and Security Agreement (as defined herein) and shall continue to secure the Obligations (as defined herein); and

          WHEREAS, each of the Borrowers and the Guarantors acknowledge and agree that such Liens and security interests granted pursuant to the Pledge and Security Agreement (as defined in the Existing Credit Agreement) and the Co-Borrower Security Agreement have been assigned to the Administrative Agent by the Previous Agent; and

          WHEREAS, each of the Borrowers and the Guarantors acknowledge and agree that (i) the Obligations represent, among other things, the amendment, restatement, and modification of certain Indebtedness under the Existing Credit Facility (as modified by the Assumption Agreement); (ii) the Credit Documents (as defined herein) are intended to restate, renew, amend and modify the Existing Credit Facility and the other Credit Documents (as defined in the Existing Credit Facility) executed in connection therewith; and (iii) this Agreement is not intended to constitute, and shall not constitute, a novation and shall in no way adversely affect or impair the priority of the Liens, and security interests granted in connection with the Existing Credit Facility and the other Credit Documents (as defined in the Existing Credit Facility); and

          WHEREAS, capitalized terms used in these Recitals and not otherwise defined therein shall have the respective meanings set forth for such terms in Section 1.1 hereof;

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          NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Existing Credit Facility is hereby amended and restated as follows:

     SECTION 1.     DEFINITIONS AND INTERPRETATION

          1.1     Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

          "Access Lines" shall mean the total number of DS-O equivalent lines installed and activated, for customer billing purposes, that are being used to provide voice or data telecommunications service to non-residential customers of the Credit Parties, including on-switch lines and UNE-P lines, but excluding any other form of resale lines.

          "Access Lines Per New Customer" means, for any Fiscal Quarter, the ratio of (i) the number of Access Lines installed in such Fiscal Quarter which are for New Customers divided by (ii) the number of New Customers added in such Fiscal Quarter.

          "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on Telerate page 3750 and accessed by Bloomberg's Professional which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other index rate reporting service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the Adjusted Eurodollar Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrowers, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

          "Administrative Agent" shall have the meaning ascribed to it in the preamble.

          "Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Credit Party, threatened against or affecting such Credit Party or any of its property.

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          "Affected Lender" shall have the meaning ascribed to it in Section 2.17.

          "Affected Loans" shall have the meaning ascribed to it in Section 2.17.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Neither the Administrative Agent nor any Lender shall be deemed Affiliates of any Credit Party by virtue of the security interests granted under the Pledge and Security Agreement or any other relationship described or contemplated herein.

          "Aggregate Amounts Due" shall have the meaning ascribed to it in Section 2.16.

          "Aggregate Payments" shall have the meaning ascribed to it in Section 7.2.

          "Agreement" means this Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

          "Agreement Date" shall have the meaning ascribed to it in the preamble.

          "Applicable Margin" means, (i) with respect to Eurodollar Rate Loans, (a) from the Effective Date until June 30, 2004, 4.50% per annum, and (b) from July 1, 2004 until the date that is the earlier to occur of (1) the date on which all Obligations are paid in full in cash, or (2) the Maturity Date, 4.25% per annum, and (ii) with respect to Base Rate Loans, (a) from the Effective Date until June 30, 2004, 3.50% per annum, and (b) from July 1, 2004 until the date that is the earlier to occur of (1) the date on which all Obligations are paid in full in cash, or (2) the Maturity Date, 3.25% per annum; provided, however, that in the event that the interest rate at any time for any Indebtedness permitted pursuant to Section 6.1(f) exceeds, on a current-pay basis, a per annum interest rate equal to the greater of (A) ten percent (10%), and (B) the sum of the then current Adjusted Eurodollar Rate (for Interest Periods of six months) plus six percent (6%), the Applicable Margin shall be increased for such period of time by the amount by which such interest rate exceeds the greater of (A) and (B) above.

          "Applicable Reserve Requirement" means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes

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deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

          "Asset Sale" means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than between Credit Parties), in one transaction or a series of transactions, of all or any part of any Credit Party's businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Credit Party other than (u) sales of the Capital Stock or assets of any Unrestricted Subsidiary, (v) inventory (or other assets, including surplus capacity on a telecommunications network or dark fiber in the ordinary course of business) sold or leased in the ordinary course of business, and (w) disposals of obsolete, worn out or surplus property which any Credit Party reasonably deems no longer needed or useful in the conduct of the Telecommunications Business of the Parent and its Subsidiaries, including, without limitation, assets relating to any Indirect Geographic Market or shut down Geographic Market, (x) any swaps or exchanges of networks in any Geographic Market, (y) the sale or other disposition of all of the Capital Stock of Amtel Acquisition Corp., CCN Acquisition Corp. and Teleco Acquisition Corp. for $150,000 in Cash, a $325,000 8% secured promissory note due in monthly installments commencing September 1, 2002 through September 1, 2007 of $6,589.83 each, and $75,000 in release of the obligations under the employment agreement with Russell Powell, and (z) sales of all or substantially all of the assets of no more than two Geographic Markets in the aggregate during the term of the Loans (excluding Indirect Geographic Markets and shut down Geographic Markets) for which the trailing revenues of the entities or assets sold for the most recent four Fiscal Quarters for which such information is available prior to any such sale or sales, in the aggregate, were less than the difference between (i) 10% of aggregate Revenues for the most recent four Fiscal Quarters as at any date of determination (without giving effect to such sale or sales), and (ii) the trailing revenues of the entities or assets sold in prior sales of any Geographic Market for the most recently ended four Fiscal Quarters for which such information was available prior to such sale or sales, provided, however, that in the event of any sale of assets of all or substantially all of the assets of a Geographic Market which, together with any such prior sales, would exceed the difference between (i) and (ii) above, only the last such sale shall be an "Asset Sale."

          "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit A, with such amendments or modifications as may be approved by the Administrative Agent.

          "Assumption Agreement" shall have the meaning ascribed to it in the recitals hereto.

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          "Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its executive or senior vice presidents (or the equivalent thereof), and such Person's chief financial officer or treasurer.

          "Available Cash" means the sum as at each calculation date of the Cash and Cash Equivalents on hand of the Credit Parties.

          "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

          "Base Rate" means, for any day, a rate per annum (rounded to the nearest 1/100 of 1%) equal to the greater of (i) the variable rate of interest per annum on such day equal to the rate publicly quoted from time to time by Deutsche Bank as its prime lending rate (or, if Deutsche Bank ceases quoting such a rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Effective Rate on such day plus 1/2 of 1% per annum. Any change in the Base Rate due to a change in the prime rate as set forth in clause (i) above, or the Federal Funds Effective Rate shall be effective on the effective day of such change in the prime rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loan" means a Loan bearing interest at a rate determined by reference to the Base Rate.

          "Beneficiary" means the Administrative Agent and the Lenders.

          "Borrower" or "Borrowers" shall have the meaning ascribed to it in the preamble hereto. For the avoidance of doubt, each reference herein to the "Borrowers" shall be deemed, as the context requires, to be a reference to "each" Borrower.

          "Business Day" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term "Business Day" shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation,

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partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

          "Cash" means money, currency or a credit balance in any demand account or Deposit Account.

          "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (i) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government.

          "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit B.

          "CIT" shall have the meaning ascribed to it in the preamble hereto.

          "Class" means each of the following classes of Lenders: (i) the Lenders having Tranche A Term Loan Exposure, and (ii) the Lenders having Tranche B Term Loan Exposure.

          "CLEC" means a competitive local exchange carrier.

          "Co-Borrower Security Agreement" shall have the meaning ascribed to it in the recitals hereto.

          "Collocation Equipment" means multiplexers, channel banks, collocation termination devices (e.g., 1/0 DCS for T - 1 customers), data aggregation units (routers and frame relay switches), racks, DSX panels and such other comparable or replacement equipment which any of the Credit Parties may install in collocation sites in incumbent telephone company central

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offices used by any of the Credit Parties in the operation of their respective telecommunications networks.

          "Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted or assigned to the Administrative Agent pursuant to the Collateral Documents as security for any of the Obligations.

          "Collateral Documents" means the Pledge and Security Agreement, the Co-Borrower Security Agreement, the Mortgages (if any), the Landlord Personal Property Collateral Access Agreements, if any, assignments of any of the foregoing in favor of the Administrative Agent, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of such Credit Party as security for the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

          "Commitments" means the commitments of the Lenders to make Loans as set forth in Section 2.1(a) and (b) of this Agreement. The amount of each Lender's Commitment is set forth on Appendix A or in the applicable Assignment Agreement and is subject to any adjustment or reduction pursuant to the terms and conditions hereof.

          "Communications Act" means the Communications Act of 1934, as amended (including, without limitation, pursuant to the Telecommunications Act of 1996), or any successor statute or statutes thereto, and all regulations thereunder, in each case as from time to time in effect.

          "Communications License" means any license, authorization, certification, waiver or permit required from the FCC, any PUC or any other relevant Governmental Authority acting under applicable law or regulations pertaining to or regulating the Telecommunications Business of the Credit Parties.

          "Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C.

          "Continuing Lenders" means, either individually or collectively, as the context requires, CIT and GE Capital.

          "Contractual Obligation" means, as applied to any Credit Party, any provision of any Security issued by that Credit Party or of any agreement in respect of indebtedness for borrowed money or Material Contract to which that Credit Party is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Contributing Guarantors" shall have the meaning ascribed to it in Section 7.2.

          "Conversion/Continuation Date" means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

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          "Conversion/Continuation Notice" means a Conversion/Continuation Notice substantially in the form of Exhibit D.

          "Corporate Headquarters" means the leased corporate headquarters facilities of the Borrowers and the Holding Company that are presently located at 16090 Swingley Ridge Road, Chesterfield, MO and 301 North Main Street, Greenville, SC, respectively, and any expansion or replacement of such corporate headquarters facilities of the Parent, the Holding Company or the Borrowers by means of a new or amended lease.

          "Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit E.

          "Credit Document" means any of this Agreement, the Notes, if any, the Collateral Documents, and all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of the Administrative Agent or any Lender in connection herewith, as may be amended, restated, supplemented or otherwise modified from time to time; provided however, that Credit Documents shall not include the Preferred Note and the Series A Preferred Stock Agreement.

          "Credit Party" or "Credit Parties" means, individually or collectively as the context requires, each Person (other than the Administrative Agent, any Lender or any other representative thereof) from time to time party to a Credit Document, including, without limitation, the Parent and any of its Subsidiaries (other than the Unrestricted Subsidiaries).

          "Customer Premises Equipment" shall mean telecommunications equipment installed or intended for installation in the premises of customers of any Credit Party including integrated access devices, routers and modems.

          "Days Sales Outstanding" means for any Fiscal Quarter (i) accounts receivable as of the end of such Fiscal Quarter multiplied by (ii) 365 divided by (iii) the product of (a) 4 multiplied by (b) the Revenues for such Fiscal Quarter.

          "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Dollars" and the sign "$" mean the lawful money of the United States of America.

          "DS-O" means the standard telecommunications industry digital signal format having a bit rate of up to 64 kilobits per second.

          "EBITDA" means, for any period, the earnings (loss) before interest, taxes, depreciation and amortization, as calculated generally by the Parent, on a consolidated basis,

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in the historical preparation of its financial statements except as may otherwise be required by changes in GAAP.

          "Effective Date" shall have the meaning ascribed to it in the preamble and shall not be later than August 16, 2002 unless otherwise agreed by Parent, GE Capital and CIT.

           "Eligible Assignee" means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity or trust that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, however, that (y) no Affiliate of the Parent or (z) unless an Event of Default shall have occurred and be continuing, no competitor of Parent or any of the other Credit Parties shall be an Eligible Assignee.

          "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

          "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, by any Governmental Authority, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Release of Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to environmental matters, including those relating to; (i) the generation, use, storage, transportation or disposal of Hazardous Materials; or (ii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable any Credit Party or any Facility.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Parent or any other Credit Party shall continue to be

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considered an ERISA Affiliate of the Parent or such other Credit Party within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Parent or such other Credit Party and with respect to liabilities arising after such period for which the Parent or such other Credit Party could be liable under the Internal Revenue Code or ERISA.

          "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Parent, any other Credit Party, or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Parent, any other Credit Party, or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Parent, any other Credit Party, or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Parent, any other Credit Party, or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Parent, any other Credit Party or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Parent, any other Credit Party or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

          "Eurodollar Rate Loan" means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

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          "Event of Default" means each of the conditions or events set forth in Section 8.1.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Existing Credit Facility" shall have the meaning ascribed to it in the recitals hereto.

          "Existing Indebtedness" means the Indebtedness and other obligations of the Borrowers, the Holding Company and the other Guarantors outstanding under the Existing Credit Facility immediately prior to the Effective Date, and before giving effect to the Settlement Agreement, in the outstanding principal amount of approximately $196 Million.

          "Existing Letter of Credit" means that certain letter of credit issued by Wachovia, in its capacity as "Issuing Bank" under the Existing Credit Facility in favor of BellSouth Corporation in the original face amount of $1,000,000, which Existing Letter of Credit will be cancelled on or before the Effective Date.

          "Exiting Lenders" means, collectively, Goldman Sachs Credit Partners L.P., Wachovia, Barclays Bank PLC, Nortel Networks Inc. and CIBC Inc.

          "Facility" means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any predecessor or Affiliate of such Credit Party.

          "Fair Share" shall have the meaning ascribed to it in Section 7.2.

          "Fair Share Contribution Amount" shall have the meaning ascribed to it in Section 7.2.

          "Fair Share Shortfall" shall have the meaning ascribed to it in Section 7.2.

          "FCC" means the Federal Communications Commission or any successor United States Governmental Authority exercising similar regulatory and jurisdictional authority.

          "Federal Funds Effective Rate" means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions from three federal funds brokers of recognized standing selected by the Administrative Agent.

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          "Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Parent that such financial statements fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject (in the case of unaudited financial statements) to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

          "Financial Plan" shall have the meaning ascribed to it in Section 5.1(j).

          "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens.

          "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

          "Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each calendar year.

          "Flood Hazard Property" means any Real Estate Asset subject to a mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          "Fraudulent Transfer Laws" shall have the meaning ascribed to it in Section 7.2.

          "Free Cash Flow from Operations" means, for any period, free cash flow from operations as calculated generally by the Parent, in the Updated Financial Plan, on a consolidated basis, except as may otherwise be required by changes in GAAP.

          "Funding Guarantors" shall have the meaning ascribed to it in Section 7.2.

          "Funding Notice" means a Funding Notice substantially in the form of Exhibit F.

          "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

          "GE Capital" shall have the meaning ascribed to it in the preamble hereto.

          "Geographic Market" means any one or more of the following: (i) any Market in which any Credit Party is engaged in the Telecommunications Business as of the Effective Date; (ii) any Pre-approved Borrower Market which has been designated in writing by the Parent to the Administrative Agent as being a Pre-approved Borrower Market in which the Parent wishes to establish a Subsidiary to engage in the Telecommunications Business, and in respect of which the Parent has provided the Administrative Agent with a revised Financial Plan which revised

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Financial Plan demonstrates that the Credit Parties' business (including the business of the proposed Subsidiary) in all proposed and existing Geographic Markets, as described in such revised Financial Plan, is fully financed and is approved by the Requisite Lenders, such approval not to be unreasonably withheld; (iii) an Other Market becoming a Geographic Market as a result of an RS Conversion in accordance with Section 6.17(b)(i); or (iv) the New Borrower Markets;

          "Governmental Acts" means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

          "Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

          "Grantor" shall have the meaning ascribed to it in the Pledge and Security Agreement.

          "Guaranteed Obligations" shall have the meaning ascribed to it in Section 7.1.

          "Guarantor" means the Holding Company, and each current and future Subsidiary of each Borrower (other than the Unrestricted Subsidiaries).

          "Guarantor Subsidiary" means any Subsidiary of the Borrowers that is a Guarantor.

          "Guaranty" means the guaranty of each Guarantor set forth in Section 7.

          "Hazardous Materials" means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which could pose an actual hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the environment.

          "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

          "Historical Financial Statements" means as of the Effective Date, (i) the audited consolidated financial statements of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2001, consisting of its consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year, (ii) the unaudited

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consolidated financial statements of the Parent and its Subsidiaries for the three months ended March 31, 2002, consisting of its consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the three-month period ending on such date in each case, certified by the chief financial officer of the Parent, (a) that they fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries as at the dates indicated and the consolidated results of its operations and consolidated cash flows for the periods indicated, in accordance with GAAP, but subject, with respect to the unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

          "Holding Company" means Gabriel Communications Properties, Inc., a Delaware corporation and Wholly Owned Subsidiary of the Parent.

          "Increased-Cost Lender" shall have the meaning ascribed to it in Section 2.21.

          "Indebtedness" as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any ordinary course trade payables and accrued expenses), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to any property or asset acquired by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement.

          "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims

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(including Environmental Claims), costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release of Hazardous Materials, to the extent required by applicable law), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to the Borrowers with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Credit Party.

          "Indemnified Proceeding" shall have the meaning ascribed to it in Section 10.3.

          "Indemnitee" shall have the meaning ascribed to it in Section 10.3.

          "Indirect Geographic Market" means the Geographic Markets of: (i) Miami/Fort Lauderdale, Florida; (ii) Jacksonville, Florida; (iii) Cincinnati, Ohio; (iv) Lexington, Kentucky; (v) Dayton, Ohio; and (vi) Oklahoma City, Oklahoma, in each case as described in the Updated Financial Plan in which the relevant Credit Party does not utilize direct sales account executives (other than after-market sales account executives) in the ordinary course of its business.

          "Intellectual Property" shall have the meaning ascribed to it in the Pledge and Security Agreement.

          "Intellectual Property Collateral" means all of the Intellectual Property subject to the Lien of the Pledge and Security Agreement.

          "Interconnection Agreement" means any agreement entered into with an incumbent provider of local exchange telephone service in accordance with Sections 251 and 252 of the Communications Act as such may be amended, restated, supplemented or otherwise modified from time to time.

          "Interest Payment Date" means, commencing on the first such date to occur after June 30, 2004 and ending on the Maturity Date, with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, and (ii) any Eurodollar Rate

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Loan commencing after June 30, 2004, the last day of each Interest Period applicable to such Loan; provided, in the case of Interest Periods of longer than three months, "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

          "Interest Period" means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three, or six months, as selected by the Borrowers in the applicable Conversion/Continuation Notice, (i) initially, commencing on the Effective Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the operations of the Parent and its Subsidiaries.

          "Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Investment" means (i) any direct or indirect purchase or other acquisition by any Credit Party of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Credit Party from any Person (other than any other Credit Party), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Credit Party to any other Person (other than any other Credit Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (including increases or decreases as a result of equity accounting adjustments).

          "Investment Related Property" shall have the meaning ascribed to it in the Pledge and Security Agreement.

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          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company, or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "Landlord Consent and Estoppel" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Administrative Agent in its reasonable discretion, but in any event sufficient for the Administrative Agent to obtain a Title Policy with respect to such Mortgage.

          "Landlord Personal Property Collateral Access Agreement" means a Landlord Collateral Access Agreement substantially in the form of Exhibit G with such amendments or modifications as may be approved by the Administrative Agent.

          "Leasehold Property" means at any time, any leasehold interest owned by any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by the Administrative Agent in its sole discretion as not being required to be included in the Collateral.

          "Lender" means each financial institution or other Person that becomes a Lender under this Agreement as of the Effective Date or thereafter, together with each such institution's successors and permitted assigns.

          "Lien" means (i) any lien, claim, mortgage, pledge, assignment, hypothecation, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

          "Loan" or "Loans" means, individually or collectively as the context requires, any Loan made by a Lender to the Borrowers pursuant to Section 2.1 of this Agreement.

          "Loan Installment" shall have the meaning ascribed to it in Section 2.10.

          "Management Services Agreement" means, collectively, (i) that certain Management Services Agreement dated as of June 1, 2001 between Gabriel Communications Investments, Inc. and the Holding Company, (ii) that certain Management Services Agreement dated as of June 1, 2001, among Gabriel Communications Transportation Company, Inc., GCI Transportation Company, LLC and the Holding Company, as such agreements may be amended, restated, supplemented, or otherwise modified from time to time in accordance with Section 6.14.

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          "Margin Stock" shall have the meaning ascribed to it in Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Market" means any MSA and its environs located in the United States of America.

          "Material Adverse Effect" means a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Credit Parties taken as a whole; (ii) the ability of any Credit Party to fully and timely perform the Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; (iv) the material rights, remedies and benefits available to, or conferred upon, any the Administrative Agent and any Lender under any Credit Document; or (v) the Administrative Agent's Liens, on behalf of Secured Parties, on the Collateral or the priority of such Liens.

          "Material Contract" means any contract or other arrangement to which the Borrowers and any of their respective Subsidiaries (other than the Unrestricted Subsidiaries) is, at any time, a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect, including without limitation (other than in the case of Section 4.16 itself) the contracts listed on Schedule 4.16(a).

          "Material Real Estate Asset'' means (i) (a) any fee-owned Real Estate Asset acquired by any Credit Party having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof and (b) any Leasehold Property other than the Corporate Headquarters, the aggregate payments under then current term of which exceed $500,000 per annum or (ii) any other Real Estate Asset that the loss of use thereof would reasonably be expected to have a Material Adverse Effect.

          "Maturity Date" means the earliest to occur of (a) September 30, 2006, or (b) the date on which all Loans and other Obligations are declared immediately due and payable in accordance with Section 8 hereof.

          "Merger Partner" shall have the meaning ascribed to it in Section 6.7(h).

          "Moody's" means Moody's Investor Services, Inc.

          "Mortgage" means a mortgage, deed of trust or similar instrument, in form satisfactory to the Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

          "Mortgaged Property" shall have the meaning ascribed to it in Section 5.10.

          "MSA" means a Metropolitan Statistical Area as such term is defined and modified by the U.S. Census Bureau.

          "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

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          "NAIC" means The National Association of Insurance Commissioners, and any successor thereto.

          "Narrative Report" means, with respect to the financial statements for which such narrative report is required, either (i) a narrative report describing the operations of the Parent and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of then current Fiscal Year to the end of such period to which such financial statements relate, or (ii) the Form 10K or Form 10Q, if any, filed in connection with such financial statements.

          "Net Asset Sale Proceeds" means, with respect to any Asset Sale of any Credit Party or any network swap effected in accordance with Section 6.8, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or as a result of the release of any amounts subject to any reserve described in clause (c) below or otherwise, but only as and when so received) received by such Credit Party from such Asset Sale or network swap, as the case may be, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale or network swap, as the case may be, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale or network swap, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any such Asset Sale or network swap, (c) a reasonable reserve for post-closing adjustments or any indemnification payments (fixed or contingent) attributable to seller's indemnities and representations and warranties to purchaser in respect of such Asset Sale or network swap undertaken by any Credit Party, in connection with such Asset Sale or network swap, and (d) reasonable attorneys fees, investment banking fees, accountants fees, commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.

          "Net Insurance/Condemnation Proceeds" means an amount equal to: (i) any Cash payments or proceeds received by any Credit Party, (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of any Credit Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by any Credit Party, in connection with the adjustment or settlement of any claims of such Credit Party, in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and reasonable attorneys fees, investment banking fees, accountants fees, commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.

          "Network Critical Equipment" means all switches and switch components and software in the Credit Parties' telecommunications networks, and all equipment required for the continued operation of the Credit Parties' network operating center.

          "New Borrower Market" means an Other Market which is designated to constitute a Geographic Market by the Parent with the approval of Requisite Lenders following a

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written request by the Parent in respect of such Other Market in which the Parent wishes to establish a Subsidiary to engage in Telecommunications Business and in respect of which the Parent has provided the Administrative Agent with a revised Financial Plan, which revised Financial Plan demonstrates that Borrowers' business (including the business of the proposed Subsidiary) in all proposed and existing Geographic Markets, as described in such revised Financial Plan, is fully financed and is approved in writing by the Requisite Lenders, such approval not to be unreasonably withheld.

          "New Customer" means each new billing name activated for customer billing purposes.

          "Non-US Lender" shall have the meaning ascribed to it in Section 2.19(c).

          "Note" or "Notes" means, either individually or collectively as the context requires, the Tranche A Term Loan Note and/or the Tranche B Term Loan Note, in each case, as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, replacement notes delivered to the Lenders representing PIK Interest pursuant to Section 2.6(b).

          "Notice" means a Conversion/Continuation Notice.

          "Obligations" means all obligations of every nature of each Credit Party from time to time owed to the Administrative Agent, the Lenders or any of them or their respective Affiliates under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for fees, expenses, indemnification or otherwise.

          "Obligee Guarantor" shall have the meaning ascribed to it in Section 7.7.

          "Organizational Documents" means (i) with respect to any corporation, its certificate or articles of incorporation, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

          "Other Markets" means any Market other than the Initial Borrower Markets and the Pre-approved Borrower Markets.

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          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Permitted Acquisition" shall have the meaning ascribed to such term in Section 6.5(l).

          "Permitted Liens" means each of the Liens permitted pursuant to Section 6.2.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

          "PIK Interest" shall have the meaning ascribed to it in Section 2.6(b).

          "Pledge and Security Agreement" means the Amended and Restated Pledge and Security Agreement substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time, to be executed by each of the Credit Parties.

          "Pre-approved Borrower Markets" means those geographic Markets specified in Schedule 1.1.

          "Preferred Note" means the unsecured junior discount preferred note of the Parent due September 30, 2008 in favor of CIT in the form attached hereto as Exhibit I, dated the Effective Date and with a principal amount at maturity of $21,724,453.

          "Previous Agent" shall have the meaning ascribed to it in the recitals hereto.

          "Previous Lenders" means the Exiting Lenders and the Continuing Lenders.

          "Principal Office" means, for each of the Administrative Agent and the Lenders, such Person's "Principal Office" as set forth on Appendix B, or such other office as such Person may from time to time designate in writing as its "Principal Office" to the Borrowers, the Administrative Agent and each Lender.

          "Pro Rata Share" means, with respect to all payments, computations and other matters relating to (i) the Tranche A Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche A Term Loan Exposure of that Lender by (y) the aggregate Tranche A Term Loan Exposure of all Lenders; (ii) the Tranche B Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders; and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Tranche A Term Loan

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Exposure of that Lender plus the Tranche B Term Loan Exposure of that Lender by (y) the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the Tranche B Term Loan Exposure of all Lenders; in any such case, as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.6.

          "PUC" means, with respect the any state, the public utilities commission, public service commission or other state Governmental Authority with responsibility for telecommunications regulation in such state having telecommunications regulatory jurisdiction over any Credit Party or any of such Credit Party's business, operations or assets.

          "Real Estate Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

          "Record Document" means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Administrative Agent.

          "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the Administrative Agent's reasonable judgment, to give constructive notice under applicable state law of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

          "Register" shall have the meaning ascribed to it in Section 2.5(b).

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Regulatory Authorizations" shall have the meaning ascribed to it in Section 8.1(m).

          "Related Agreements" means, collectively, the Tax Sharing Agreement and the Management Services Agreement.

          "Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

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          "Replacement Lender" shall have the meaning ascribed to it in Section 2.21.

          "Required Contribution" shall mean cumulative Cash equity contributions in an aggregate amount of not less than $55,000,000 made to the Parent pursuant to the Series A Preferred Stock Agreement from and including July 9, 2002 up to and including the Effective Date.

          "Requisite Lenders" means one or more Lenders having or holding Tranche A Term Loan Exposure or Tranche B Term Loan Exposure representing more than 66-2/3% of the sum of (i) the aggregate Tranche A Term Loan Exposure of all Lenders, and (ii) the aggregate Tranche B Term Loan Exposure of all Lenders; provided, however, that at any time that any single Lender and its Affiliates hold more than 66-2/3% of such sum, the foregoing percentage shall be increased to 90% without any further action of the parties.

          "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Parent now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, to the extent made in Cash, of any shares of any class of Capital Stock of the Parent now or hereafter outstanding, other than any redemption of shares of any class of Capital Stock of the Parent in Cash in an amount not to exceed $100,000 in the aggregate during the term of the Loans; (iii) any Cash payment on account of subordinated debt to any Person other than a Credit Party; and (iv) any Cash payment in excess of $100,000 in the aggregate during the term of the Loans made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Parent now or hereafter outstanding.

          "Revenues" means, for any Fiscal Quarter, the gross revenues of the Parent and its Subsidiaries (other than the Unrestricted Subsidiaries) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

          "RS Conversion" shall have the meaning ascribed to it in Section 6.17(b).

          "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc.

          "Secured Parties" shall have the meaning ascribed to it in the Pledge and Security Agreement.

          "Securities" means any Capital Stock, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

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          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Series A Preferred Stock" means shares of the Parent's $0.01 par value Series A Convertible Preferred Stock.

          "Series A Preferred Stock Agreement" means that certain Securities Purchase Agreement dated July 9, 2002, among the Parent and the Purchasers named therein.

          "Settlement Agreement" means that certain settlement agreement as in effect on the Effective Date immediately prior to the effectiveness of this Agreement, by and among the Credit Parties, the Exiting Lenders and the Continuing Lenders.

          "Standby Letters of Credit" shall mean standby letters of credit issued for the account of any Credit Party in the ordinary course of business and limited in amount to the sum of (i) $3,800,000, plus, (ii) 50% of the amount of Cash equity contributions in excess of $55,000,000 received after the date hereof by Parent (x) from the sale of Series A Preferred Stock on or prior to the date hereof, and (y) from the sale of Series A Preferred Stock or otherwise after the date hereof.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which 50% or more of the total voting power of shares of stock or other ownership interests entitled (other than stock or other ownership interests having such power only by reason of the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, (i) in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the controlled Person shall be deemed to be outstanding and (ii) unless otherwise qualified, for the purposes of the Credit Documents, all references to "Subsidiaries" shall refer to Subsidiaries of the Parent.

          "Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

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          "Tax Sharing Agreement" means the Tax Sharing Agreement substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.

          "Telecommunications Approvals" shall have the meaning ascribed to it in Section 4.25.

          "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, real or personal, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

          "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, fax, video or data through owned or leased wireline or wireless transmission equipment, facilities and services, (ii) creating, developing, providing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products and services including, without limitation, Internet access, Internet portal, web hosting and design, e-commerce solutions, application hosting, peering, communication equipment collocation and content products and services or (iii) evaluating, owning, operating, participating in or pursuing any other business (including, without limitation, the publication and distribution of "yellow pages" directories) that is primarily related to those identified in the foregoing clauses (i) or (ii) above (in the case of this clause (iii), however, in a manner consistent with the manner of business of the Credit Parties on the Effective Date), and shall, in any event, for all purposes include all businesses in which the Parent and its Subsidiaries (other than Unrestricted Subsidiaries) are engaged on the Effective Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of the Parent.

          "Total Acquisition Cost Per New Customer" means for any Fiscal Quarter the ratio of (i) Total Acquisition Costs for such Fiscal Quarter divided by (ii) the number of New Customers added in such Fiscal Quarter.

          "Total Acquisition Costs" means for any Fiscal Quarter all sales and marketing expenses for such Fiscal Quarter plus the actual cost of Customer Premise Equipment installed for New Customers in such Fiscal Quarter.

          "Total Debt" shall have the meaning ascribed to such term in Section 6.7(h).

          "Total Leverage Ratio" means the ratio, as at any date of determination, of (a) the aggregate stated balance sheet amount of all Indebtedness of any Person to (b) the EBITDA of such Person for the most recently ended Fiscal Quarter multiplied by 4, in each case determined on a consolidated basis.

          "Tranche A Term Loan" means a Tranche A Term Loan made by a Lender to the Borrowers pursuant to Section 2.1(a) of this Agreement.

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          "Tranche A Term Loan Commitment" means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan to the Borrowers on the Effective Date, and "Tranche A Term Loan Commitments" means such commitments of all Lenders in the aggregate. The amount of each Lender's Tranche A Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche A Term Loan Commitments as of the Effective Date is $12,500,000.

          "Tranche A Term Loan Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche A Term Loans of such Lender, provided, however, that at any time prior to the making of the Loans, the Tranche A Term Loan Exposure of any Lender shall be equal to such Lender's Tranche A Term Loan Commitment.

          "Tranche A Term Loan Note" means a promissory note in the form of Exhibit K, as it may be amended, restated, supplemented or otherwise modified from time to time.

          "Tranche B Term Loan" means a Tranche B Term Loan made by a Lender to the Borrowers pursuant to Section 2.1(b) of this Agreement.

          "Tranche B Term Loan Commitment" means, as of the Effective Date, the agreement of the Continuing Lenders to restructure $13,750,000 of Existing Indebtedness for an equal principal amount of the Tranche B Term Loans.

          "Tranche B Term Loan Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender, provided, however, that at any time prior to the making of the Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender's Tranche B Term Loan Commitment.

          "Tranche B Term Loan Note" means a promissory note in the form of Exhibit L, as it may be amended, restated, supplemented or otherwise modified from time to time.

          "Transaction Costs" means the fees, costs and expenses payable pursuant to Section 10.2 hereof by the Borrowers on or before the Effective Date in connection with the transactions contemplated by the Credit Documents.

          "Type of Loan" means either a Base Rate Loan or a Eurodollar Rate Loan.

          "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          "UNE-P" means unbundled network element platform.

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          "Unrestricted Subsidiary" means a direct or indirect Subsidiary of the Parent specified on Schedule 6.17.

          "Updated Financial Plan" means the Financial Plan of the Credit Parties dated July 25, 2002 attached hereto as Exhibit Q.

          "Wachovia" shall have the meaning ascribed to it in the recitals hereto.

          "Wholly Owned Subsidiary" means, as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          1.2     Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrowers to the Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable), except, in the case of unaudited quarterly and monthly statements, for accompanying notes thereto. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

          1.3     Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix , a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     SECTION 2.     LOANS

          2.1     Loans.

          (a)     Tranche A Term Loans. Subject to the terms and conditions hereof, each Lender having a Tranche A Term Loan Commitment severally agrees to make a Tranche A Term Loan to the Borrowers on the Effective Date in an amount equal to such Lender's Tranche A Term Loan Commitment. The Borrowers may make only one borrowing under the Tranche A Term Loan Commitment, which shall be on the Effective Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.10, 2.11(a) and 2.12, all amounts owed hereunder with respect

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to the Tranche A Term Loans shall be paid in full no later than the Maturity Date. Each Lender's Tranche A Term Loan Commitment shall terminate immediately and without further action on the Effective Date after giving effect to the funding of such Lender's Tranche A Term Loan Commitment. The Tranche A Term Loans shall be evidenced by a Tranche A Term Loan Note for the benefit of each Lender having a Tranche A Term Loan Commitment in the amount equal to such Lender's Pro Rata Share of the Tranche A Term Loan Commitment and on the Effective Date, the Borrowers shall execute and deliver such Tranche A Term Loan Notes to the Administrative Agent for the benefit of each of the Lenders with a Tranche A Term Loan Commitment. The Tranche A Term Loan Note shall represent the obligation of the Borrowers to pay to the Lenders the amount of their respective Tranche A Term Loans, together with interest thereon as provided in Section 2.6.

          (b)     Tranche B Term Loans. On the Effective Date, $13,750,000 of the Existing Indebtedness owed to the Continuing Lenders shall be restructured as an equal principal amount of the Tranche B Term Loans hereunder and shall be subject to the terms of this Agreement. For the avoidance of doubt, each of the Credit Parties, the Lenders and the Administrative Agent acknowledge and agree that (i) the Lenders shall have no obligation or commitment to advance additional funds to the Borrowers hereunder on account of the Tranche B Term Loan Commitment, (ii) after the Effective Date, the Credit Parties shall have no obligation to pay any other accrued and unpaid principal, interest or fees with respect to any Existing Indebtedness owed to the Previous Lenders except as set forth herein with respect to the Continuing Lenders, and (iii) each Lender's Tranche B Term Loan Commitment shall terminate immediately and without further action on the Effective Date. Subject to Sections 2.10, 2.11(a) and 2.12, all amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Maturity Date. The Tranche B Term Loans shall be evidenced by a Tranche B Term Loan Note for the benefit of each Lender having a Tranche B Term Loan Commitment in the amount equal to such Lender's Pro Rata Share of the Tranche B Term Loan Commitment and on the Effective Date, the Borrowers shall execute and deliver such Tranche B Term Loan Notes to the Administrative Agent for the benefit of the Lenders with a Tranche B Term Loan Commitment. The Tranche B Term Loan Notes shall represent the obligation of the Borrowers to pay to the Lenders the amount of their respective Tranche B Term Loans, together with interest thereon as provided in Section 2.6.

          (c)     Joint and Several Obligations. The obligation to repay in full the principal amount of, and interest on, the Tranche A Term Loans, the Tranche B Term Loans, and all other Obligations hereunder, shall be joint and several obligations of the Borrowers.

          2.2     Intentionally Omitted.

          2.3     Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders proportionately to their respective Commitments and otherwise in accordance with subsection 2.1, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder or purchase a participation required hereby.

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          2.4     Use of Proceeds. The proceeds of the Tranche A Term Loans shall be fully drawn on the Effective Date and shall be used (i) to pay a portion of the Existing Indebtedness, (ii) to pay Transaction Costs, (iii) for general corporate purposes, and (iv) as otherwise permitted hereunder. The Tranche B Term Loan represents a restructuring of certain Existing Indebtedness as set forth in Section 2.1(b) and accordingly, no funds will be advanced on the Effective Date in connection therewith.

          2.5     Evidence of Debt; Register; Lenders' Books and Records; Notes.

               (a)     Lenders' Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers' Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern, absent manifest error.

               (b)     Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrowers and each Lender, absent manifest error (it being acknowledged that any Lender may request any supporting documentation and the Administrative Agent shall promptly provide the same); provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers' Obligations in respect of any Loan.

          2.6     Interest on Loans

               (a)     Except as otherwise set forth in clause (b) below, each Loan shall bear interest on the unpaid principal amount thereof from the Effective Date until the date such Loan is paid in full in cash as follows:

                    (i)     if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

                    (ii)     if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

               (b)     During the period from the Effective Date until June 30, 2004, interest on the Tranche A Term Loans and the Tranche B Term Loans shall be pay-in-kind interest ("PIK Interest") and shall accrue daily on the principal balance thereof at the applicable rate as set forth in Section 2.6(a) above. For a Eurodollar Rate Loan, PIK Interest accrued during

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an Interest Period shall be added to the principal balance in arrears on the last day of an Interest Period. For a Base Rate Loan, accrued PIK Interest shall be added to the principal balance in arrears on the last Business Day of a calendar quarter. Replacement Notes evidencing the outstanding principal of such Loan plus accrued PIK Interest shall be issued by the Borrowers in favor of the Lenders on the first anniversary of the Effective Date and on June 30, 2004. For the avoidance of doubt, all PIK Interest accrued pursuant to this Section 2.6(b) shall constitute Obligations hereunder.

               (c)     The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrowers and notified to the Administrative Agent and the Lenders pursuant to the Conversion/Continuation Notice. If on any day a Loan is outstanding with respect to which a Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

               (d)     In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrowers fail to specify between a Base Rate Loan or a Eurodollar Rate Loan in the Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan in the applicable Conversion/Continuation Notice, the Borrowers shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof and of the applicable Interest Period (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.

               (e)     Interest payable pursuant to Section 2.6(a) and (b) shall be computed in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which interest accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

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               (f)     Except as otherwise set forth in this section, interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) in the case of any prepayment of that Loan, whether voluntary or mandatory, on the date of prepayment (to the extent accrued on the amount being prepaid); and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

          2.7     Conversion/Continuation.

               (a)     Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrowers shall have the option:

                    (i)     to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount (plus the amount representing PIK Interest added to the principal amount of the Loans pursuant to Section 2.6(b)) from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrowers shall pay all amounts due under Section 2.17 in connection with any such conversion; or

                    (ii)     upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

               (b)     The Borrowers shall deliver to the Administrative Agent telephonic notice no later than 12:00 noon (New York City time), followed by a Conversion/Continuation Notice, at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least two Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, any such telephonic notice and/or a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith. Notice of receipt of each Conversion/Continuation Notice in respect of Loans, the amount of each Lender's Pro Rata Share thereof, if any, together with the applicable interest rate and Interest Period, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but not later than 2:00 PM (New York City time) on the same day as the Administrative Agent's receipt of such Conversion/Continuation Notice from the Borrowers.

          2.8     Default Interest. Upon the occurrence and during the continuance of an Event of Default described in Section 8.1(a), the principal amount of all Loans and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder or under any of the other Credit Documents not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code

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or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees, over-due interest (to the extent permitted by applicable law) and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

          2.9     Fees. On the Effective Date and on each anniversary of the Effective Date through the Maturity Date, Borrowers shall pay to the Administrative Agent a loan administration fee of $15,000 per annum, which fee shall be fully earned on the date each such payment is due.

          2.10     Scheduled Payments. The principal amount of the Loans shall be repaid in the percentage set forth below, measured based on the principal balance of the Loans as of June 30, 2004, in consecutive quarterly installments (each, a "Loan Installment") on the dates set forth below:

Date	Percentage
June 30, 2004	2.50%
September 30, 2004	2.50%
December 31, 2004	2.50%
March 31, 2005	2.50%
June 30, 2005	3.75%
September 30, 2005	3.75%
December 31, 2005	3.75%
March 31, 2006	3.75%
June 30, 2006	5.00%
September 30, 2006	70.0%

          Notwithstanding the foregoing, (a) the amount of such Loan Installments shall be reduced in connection with any voluntary or mandatory reduction or prepayments of the Loans in accordance with Sections 2.11, 2.12 or 2.13 and (b) the Loans, together with all other amounts owed hereunder with respect thereto, shall be repaid in full no later than the Maturity Date.

          2.11     Voluntary Prepayments.

               (a)     Any time and from time to time:

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                    (i)     with respect to Base Rate Loans, the Borrowers may prepay, without premium or penalty, any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or a lesser amount if such lesser amount constitutes the entire outstanding principal amount of such Loan); and

                    (ii)     with respect to Eurodollar Rate Loans, the Borrowers may prepay, without premium or penalty (but subject to Section 2.17), any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or a lesser amount if such lesser amount constitutes the entire outstanding principal amount of such Loan).

               (b)     All such prepayments shall be made:

                    (i)     upon not less than one Business Day's prior written or telephonic notice in the case of Base Rate Loans; and

                    (ii)     upon not less than three Business Day's prior written or telephonic notice in the case or Eurodollar Rate Loans;

in each case, given to the Administrative Agent, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephonic notice confirmed in writing to each Lender, but in no event later than 3:00 p.m. (New York City time) on the date such notice is received by the Administrative Agent). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, and any amounts prepaid may not be-reborrowed

          2.12     Mandatory Prepayments.

               (a)     Asset Sales. If, within the period of 270 days after receipt by any Credit Party of Net Asset Sale Proceeds, such Credit Party has not reinvested or caused to be invested such Net Asset Sale Proceeds in Telecommunications Assets which are replacement assets of similar kind and quality to those which generated such Net Asset Sale Proceeds, as certified to the Administrative Agent by the Parent, then, to the extent the Borrowers have not previously done so, the Borrowers shall prepay the Loans as set forth in Section 2.13, in an aggregate amount equal to the excess of such Net Asset Sale Proceeds over amounts so invested. To the extent such Net Asset Sale Proceeds are reinvested as provided above, replacement Liens shall be granted to the Administrative Agent pursuant to the Pledge and Security Agreement.

               (b)     Insurance/Condemnation Proceeds. If, within the period of 270 days after receipt by any Credit Party of Net Insurance/Condemnation Proceeds, such Credit Party has not invested or caused to be invested such Net Insurance/Condemnation Proceeds in Telecommunications Assets which are replacement assets of similar kind and quality to those which generated the Net Insurance/Condemnation Proceeds, as certified to the Administrative

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Agent by the Parent, then, to the extent the Borrowers have not previously done so, the Borrowers shall prepay the Loans as set forth in Section 2.13, in an aggregate amount equal to the excess of such Net Insurance/Condemnation Proceeds over amounts so invested.

               (c)     Treatment of Proceeds. In the event the Borrowers receive any Net Asset Sale Proceeds or any Net Insurance/Condemnation Proceeds which are not immediately used to prepay the Loans, any such amounts shall be invested in Cash Equivalents pending reinvestment in Telecommunications Assets or application to the prepayment of the Loans, in a securities or deposit account which is subject to a deposit account control agreement or a securities account control agreement in the form required by the Pledge and Security Agreement.

               (d)     Event of Default. In the event that, during any period of 270 days described in Section 2.12(a) or Section 2.12(b), (i) prior to such time as Parent has achieved positive Free Cash Flow from Operations, there occurs an Event of Default, or (ii) on and after such time as Parent has achieved positive Free Cash Flow from Operations, there occurs an Event of Default specified in Section 8.1(a), the right of the Borrowers to reinvest such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds shall be suspended until such Event of Default is cured or waived.

               (e)     Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.12(a) or 2.12(b), the Borrowers shall deliver to the Administrative Agent (a copy of which the Administrative Agent shall promptly provide to each Lender) a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that the Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans, and the principal balance of the Loans shall be permanently reduced, in an aggregate amount equal to such excess, and the Borrowers shall concurrently therewith deliver to the Administrative Agent (a copy of which the Administrative Agent shall promptly provide to each Lender) a certificate of an Authorized Officer demonstrating the derivation of such excess.

          2.13     Application of Prepayments/Reductions.

               (a)     Application of Prepayments of the Loans. Any prepayment of any Loan shall be applied on a pro rata basis to each scheduled installment of principal of the Loans.

               (b)     Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.17(c).

          2.14     Allocation of Certain Payments and Proceeds. If an Event of Default shall have occurred and not otherwise be waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations, shall be applied by the

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Administrative Agent in accordance with the application arrangements described in the Pledge and Security Agreement.

          2.15     General Provisions Regarding Payments.

               (a)     All payments by the Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Administrative Agent's Principal Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.

               (b)     All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

               (c)     the Administrative Agent shall promptly distribute on the date of receipt thereof if received not later than 1:00 p.m. (New York City time) on the date of receipt and on the Business Day immediately following such date if received thereafter by wire transfer to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share, giving effect to adjustments in Pro Rata Shares on and after the Effective Date, of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto hereunder or under any of the other Credit Documents, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

               (d)     Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

               (e)     Subject to the provisos set forth in the definition of "Interest Period", whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

               (f)     The Borrowers hereby authorize the Administrative Agent to charge any Borrowers' accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

               (g)     the Administrative Agent shall deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to 1:00 p.m. (New York

36

City time) on or before the due date to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrowers and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

               (h)     If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in the Pledge and Security Agreement.

          2.16     Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall notify the Administrative Agent and each other Lender of the receipt of such payment and apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if such participation is entered into after the Effective Date, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be promptly returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrowers expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

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          2.17     Making or Maintaining Eurodollar Rate Loans.

               (a)     Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrowers and the Lenders (by telefacsimile or by telephonic notice confirmed in writing) that the circumstances giving rise to such notice no longer exist, and any Funding Notice or Conversion/Continuation Notice given by the Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrowers.

               (b)     Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrowers and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender by telefacsimile or by telephonic notice confirmed in writing). Thereafter the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender by telefacsimile or by telephonic notice confirmed in writing and, to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, and the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrowers shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on

38

which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender by telefacsimile or by telephonic notice confirmed in writing). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

               (c)     Compensation for Breakage or Non-Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of any other default by the Borrowers in the repayment of its Eurodollar Rate Loans when required by the terms hereof.

               (d)     Booking of Eurodollar Rate Loans. Subject to Section 2.20, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

               (e)     Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, subject to Section 2.20, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

          2.18     Increased Costs; Capital Adequacy.

               (a)     Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty

39

or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any other Credit Document or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder or thereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or under any other Credit Document or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to the Administrative Agent for prompt delivery to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder or under any other Credit Document. Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

               (b)     Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments, or participations therein or other obligations hereunder or under any of the other Credit Documents with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or

40

compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrowers from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          2.19     Taxes; Withholding, etc.

               (a)     Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

               (b)     Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Credit Documents: (i) the Borrowers shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrowers becomes aware of it; (ii) the Borrowers shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrowers shall deliver to the Administrative Agent and the other affected parties evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Effective Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an

41

increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement in respect of payments to such Lender.

               (c)     Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a "Non-US Lender") shall deliver to the Administrative Agent for transmission to the Borrowers, or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers or the Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrowers to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Administrative Agent or the Borrowers to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrowers two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrowers to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Borrowers of its inability to deliver any such forms, certificates or other evidence. The Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.19(c), or (2) to notify the Administrative Agent and the Borrowers of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.19(c) on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.19(c) shall relieve the Borrowers of their obligation to pay any additional amounts pursuant to Section 2.19(a) in the event that, as

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a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

          2.20     Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its applicable Commitments or Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Borrowers agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

          2.21     Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that any Lender (an "Increased-Cost Lender") shall give notice to the Borrowers that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after Borrowers' request for such withdrawal then, with respect to each such Increased-Cost Lender, the Borrowers may, by giving written notice to Administrative Agent and any Increased-Cost Lender of their election to do so, elect to cause such Increased-Cost Lender (and such Increased-Cost Lender hereby irrevocably agrees) to assign its outstanding Loans to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 10.6 and Increased Cost Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Increased-Cost Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Increased-Cost Lender, and (2) on the date of such assignment, the Borrowers shall pay any amounts payable to such Increased-Cost Lender pursuant to Section 2.17(c), 2.18 or 2.19 or otherwise as if it were a prepayment. Upon the prepayment of all amounts owing to any Increased-Cost Lender, such Increased-Cost Lender shall no longer

43

constitute a "Lender" for purposes hereof; provided, any rights of such Increased-Cost Lender to indemnification hereunder shall survive as to such Increased-Cost Lender.

     SECTION 3.     CONDITIONS PRECEDENT

          3.1     Effective Date. The obligation of each Lender to make an advance equal to such Lender's Pro Rata Share of the Tranche A Term Loan Commitment to the Borrowers pursuant to Section 2.1(a) hereof, and to restructure certain Existing Indebtedness in an equal principal amount of Tranche B Term Loans pursuant to Section 2.1(b) hereof, is subject to the satisfaction, or waiver in accordance with Section 10.5 of the following conditions on or before the Effective Date:

               (a)     Credit Documents. The Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender, together with two original copies of the Settlement Agreement.

               (b)     Organizational Documents; Incumbency. The Administrative Agent shall have received (i) sufficient copies of each Organizational Document originally executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender and its counsel, each dated the Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the Authorized Officers of such Person executing the Credit Documents to which it is a party, dated as of the Effective Date; (iii) duly adopted resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, which resolutions, in the case of the Parent, shall have been approved by a supermajority vote of its board of directors, certified as of the Agreement Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated not more than 20 days prior to the Effective Date; and (v) such other documents as the Administrative Agent or any Lender may request.

               (c)     Organizational and Capital Structure. The organizational structure and the capital structure of the Credit Parties shall be as set forth on Schedule 4.2.

               (d)     Capitalization Matters. On or before the Effective Date, the Parent shall have (i) issued 4,833,333 shares of the Series A Preferred Stock to GE Capital or such Affiliate of GE Capital as GE Capital shall designate in writing to represent the restructuring of $15,474,453 in principal amount of Existing Indebtedness, and any accrued and unpaid interest in respect thereof, which shares shall represent $7,250,000 of notional investment amount in accordance with a Series A Preferred Stock Purchase Agreement in substantially the form of Exhibit P hereto, (ii) issued the Preferred Note to CIT or such Affiliate of CIT as CIT shall designate in writing in to represent the restructuring of $21,724,453 in principal amount of

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Existing Indebtedness, and any accrued and unpaid interest and fees in respect thereof, and (iii) received the Required Contribution.

               (e)     Cancellation of Existing Indebtedness. On or prior to the Effective Date, the Credit Parties shall have (i) effected a payment in full of all obligations (other than such obligations in favor of CIT and GE Capital) under the Existing Credit Facility to the Exiting Lenders by means of a cash payment equal to the sum of $0.135 per $1.00 of all funded Loans ($17,982,000.00), plus $1,600,000 plus $0.135 per $1.00 of the settlement amount of the Interest Rate Agreement between Finance and Wachovia ($1,619,151.56), plus up to $50,000 for lawyers' and accountants fees and expenses (in addition to the $654,862 previously paid) pursuant to the terms and conditions of the Settlement Agreement, and (ii) provided for the cancellation of the Existing Letter of Credit.

               (f)     Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are required in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance satisfactory to the Administrative Agent and the Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

               (g)     Personal and Mixed Property Collateral. In order to create in favor of the Administrative Agent or assign to the Administrative Agent, as applicable, for the benefit of Secured Parties, a valid and perfected First Priority security interest in the personal property Collateral, the Borrowers shall have delivered, or caused the applicable third-party to deliver, to the Administrative Agent:

                    (i)     (1) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Administrative Agent and the Lenders) representing all certificated shares or other interests (however designated) with respect to Capital Stock pledged pursuant to the Pledge and Security Agreement and (2) all instruments and promissory notes (which instruments shall be accompanied by instruments of transfer or assignment duly endorsed in blank and otherwise in form and substance satisfactory to the Administrative Agent and the Lenders) evidencing all Indebtedness pledged pursuant to the Pledge and Security Agreement;

                    (ii)     (1) the results of a recent search, by a Person satisfactory to the Administrative Agent, of UCC financing statements and fixture filings and all judgment and tax lien filings made with respect to any personal or mixed property of any Credit Party, together with copies of all such filings disclosed by such search, and (2) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Permitted Liens) or, with

45

respect to the Existing Indebtedness, commitments to execute and file related UCC termination statements in form and substance satisfactory to the Administrative Agent and the Lenders;

                    (iii)     UCC financing statements and fixture filings, or amendments or assignments thereof, as appropriate, duly executed (where necessary) by each applicable Credit Party with respect to all personal and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect or continue perfected and assign the security interests created in such Collateral pursuant to the Collateral Documents under the UCC;

                    (iv)     all releases, cover sheets or other documents or instruments required to be filed in order to create, perfect or assign to the Administrative Agent, Liens in respect of any Intellectual Property Collateral;

                    (v)     upon request by the Administrative Agent or any Lender, delivery to the Administrative Agent of assignments by the Previous Agent of Landlord Personal Property Collateral Access Agreements with respect to at least two thirds of the properties listed on Schedule 3.1, such listed properties being all those Leasehold Properties at which Collateral having an aggregate book value in excess of $1,000,000 is located; and

                    (vi)     evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including, without limitation, any agreements governing deposit and/or security accounts), and made or caused to be made any other filing and recording (other than as set forth herein) required pursuant to the Pledge and Security Agreement or otherwise required by the Administrative Agent or any Lender.

               (h)     Environmental Reports. The Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to the Administrative Agent and the Lenders regarding any Environmental Claim relating to any Facility.

               (i)     Updated Financial Plan. The Lenders shall have received the Updated Financial Plan.

               (j)     Evidence of Insurance. The Administrative Agent shall have received a certificate from the Borrowers' insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that the Administrative Agent, for the benefit of the Secured Parties, and the Secured Parties have been named as additional insured and the Administrative Agent, for the benefit of the Secured Parties, has been named as loss payee thereunder to the extent required under Section 5.5.

               (k)     No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the

46

Administrative Agent, singly or in the aggregate, materially impairs any of the other transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.

               (l)     Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Administrative Agent and its counsel shall be satisfactory in form and substance to the Administrative Agent, the Lenders, and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may request, and the Parent shall have delivered the Effective Date Certificate.

               (m)     Legal Opinions. The Administrative Agent shall have received (i) the legal opinion of Bryan Cave LLP, counsel to the Credit Parties and the same shall be substantially in the form attached hereto as Exhibit M, and (ii) such opinions of Borrowers' in-house counsel as may be reasonably requested by Administrative Agent relating to FCC and state public utility commission regulatory matters.

          Each Lender, by delivering its signature page to this Agreement (other than in escrow for later release upon the instruction of such Lender) on the Effective Date or by giving instructions for the release on such date of its signature pages previously delivered by it in escrow (as the case may be), shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any the Administrative Agent, Requisite Lenders or the Lenders, as applicable, on or prior to the Effective Date.

          3.2     Conditions to each Conversion/Continuation. The conversion or continuation of any Loan to a Eurodollar Rate Loan or Base Rate Loan, as applicable, shall be subject to the satisfaction of the following conditions on or before the applicable Conversion/Continuation Date as set forth in the applicable Conversion/Continuation Notice:

               (a)     Administrative Agent shall have received a duly executed Conversion/Continuation Notice in the manner required by Section 2.7; and

               (b)     No Default or Event of Default shall have occurred and be continuing.

     SECTION 4.     REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders to enter into this Agreement and to make the Loans, each Credit Party represents and warrants to each Lender, as of the Effective Date, that the following statements are true and correct:

          4.1     Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the

47

transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect.

          4.2     Capital Stock and Ownership. The Capital Stock of each of the Credit Parties has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any of the Credit Parties is a party requiring, and there is no membership interest or other Capital Stock of any of the Credit Parties outstanding which upon conversion or exchange would require, the issuance by any of the Credit Parties of any additional membership interests or other Capital Stock of any such Credit Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of the Credit Parties. Schedule 4.2 correctly sets forth the ownership interest of each of the Credit Parties in their respective Subsidiaries (other than the Unrestricted Subsidiaries) as of the Effective Date.

          4.3     Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

          4.4     No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to any of the Credit Parties, any Governmental Authorization, any of the Organizational Documents of the Credit Parties, or any order, judgment or decree of any court or other agency of government binding on any of the Credit Parties; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any of the Credit Parties; (c) result in or require the creation or imposition of any Lien upon any of the material properties or assets of any of the Credit Parties (other than any Liens created under any of the Credit Documents in favor of the Administrative Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any of the Credit Parties, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to the Lenders.

          4.5     Governmental Consents. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth on Schedule 4.5, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent as of the Effective Date.

          4.6     Binding Obligation; Creation, Perfection and Priority of Liens. Each Credit Document has been duly executed and delivered by each Credit Party that is a party

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thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The execution and delivery of the Collateral Documents by each Credit Party which is a party to such Collateral Documents on any date on which this representation is made, together with the delivery to the Administrative Agent of any Collateral not delivered to the Administrative Agent at the time of execution and delivery of the applicable Collateral Document by such Credit Party are or will be, as the case may be, effective to create in favor of the Administrative Agent for the benefit of Secured Parties, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral covered by such Collateral Documents, and all other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect or will be duly made or taken and remain in full force and effect at the time of execution and delivery of such Collateral Documents by such Credit Party.

          4.7     Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Parent and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Parent and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to (i) changes resulting from audit and normal year-end adjustments, and (ii) for accompanying notes thereto. As of the Effective Date, neither the Parent nor any of its Subsidiaries have any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole.

          4.8     Updated Financial Plan. On and as of the Effective Date, the Updated Financial Plan is based on good faith estimates and assumptions made by the management of the Parent; provided, the Updated Financial Plan is not to be viewed as a fact and actual results during the period or periods covered by the Updated Financial Plan may differ from such Updated Financial Plan and the differences may be material; provided further, as of the Effective Date, management of the Parent believed that the good faith estimates and assumptions in the Updated Financial Plan were overall reasonable and attainable.

          4.9     Intentionally Omitted.

          4.10     No Restricted Payments. None of the Credit Parties has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as permitted pursuant to Section 6.4.

          4.11     Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse

49

Effect. None of the Credit Parties (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          4.12     Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of any Credit Party required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon any Credit Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, other than any proposed tax assessment against any Credit Party which is being actively contested by such Credit Party in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

          4.13     Properties.

               (a)     Title. Each Credit Party has (i) good, sufficient and marketable legal title to (in the case of fee interests in real property), and (ii) valid leasehold interests in (in the case of leasehold interests in real property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 or, if later, in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted hereunder. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.

               (b)     Real Estate. As of the Effective Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset, of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 4.13, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Credit Party has knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles related to enforceability. As of the Effective Date, Schedule 3.1 contains a true, accurate and complete list of all Leasehold Properties at which Collateral having an aggregate book value in excess of $1,000,000 is located.

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          4.14     Environmental Matters. Neither the Credit Parties nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law or any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to the knowledge of each of the Credit Parties, have been, no conditions or occurrences, which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party or, to the knowledge of any Credit Party, any predecessor of any of such Credit Party has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the operations of the Credit Parties involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or known future requirements pursuant to or under Environmental Laws could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Credit Parties or any of their respective Facilities, relating to any Environmental Law, any Release of Hazardous Materials, or any Environmental Claim which individually or in the aggregate had, or could reasonably be expected to have, a Material Adverse Effect.

          4.15     No Defaults. Except as set forth on Schedule 4.15, no Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

          4.16     Material Contracts; Intellectual Property.

               (a)     Schedule 4.16(a) contains a true, correct and complete list of all the Material Contracts of any Credit Party in effect on the Effective Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

               (b)     Each Credit Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as presently conducted without any known conflict with the rights of others. Schedule 4.16(b) accurately and completely lists all material items of Intellectual Property owned or possessed by or licensed to such Credit Party.

          4.17     Governmental Regulation. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party is a "registered investment company" or company "controlled"

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by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

          4.18     Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          4.19     Employee Matters. No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Credit Party, or to the best knowledge of the Credit Parties, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or, to the best knowledge of the Credit Parties, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Credit Parties that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of the Credit Parties, no union representation question existing with respect to the employees of any Credit Party and, to the best knowledge of the Credit Parties, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not likely to have a Material Adverse Effect.

          4.20     Employee Benefit Plans. The Parent and its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except where, individually or in the aggregate, the failure to comply or conform would not reasonably be expected to result in liability causing a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such favorable determination letter that would cause the Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any Trust established under Title IV of ERISA has been or could reasonably be expected to be incurred by the Parent and its Subsidiaries or any of their ERISA Affiliates except for contributions thereto, in the normal course of business. No ERISA Event has occurred or is expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Parent and its Subsidiaries or any of their respective ERISA Affiliates. As of the most recent valuation date for any Pension Plan sponsored, maintained or contributed to by the Parent and its Subsidiaries or any of their ERISA Affiliates, the amount of unfunded benefit liabilities (as

52

defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Parent and its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Parent and its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

          4.21     Certain Fees. No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, except for fees payable to Q Consulting LLC.

          4.22     Solvency. Taking into account the consummation of the financing transactions contemplated by this Agreement, the Settlement Agreement, and the Series A Preferred Stock Agreement, the sum of Parent's Indebtedness will not exceed the value of its assets, including Cash, and Parent believes that it will have tangible and intangible assets having a fair value in excess of the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and matured, that its capital will not be unreasonably small for the conduct of its business as presently contemplated and that it will have the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

          4.23     Compliance with Statutes, etc. Each of the Credit Parties is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrowers or any of their respective Subsidiaries), except such non-compliance that, individually or in the aggregate, could not be expected to result in a Material Adverse Effect.

          4.24     Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact (known to each Credit party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading, in light of the circumstances in which they were made, not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions made by management of the Parent; provided such projections and pro forma financial information are not viewed as facts and actual results during any period or periods covered thereby may differ therefrom and such differences may be material. There are no facts

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known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature and matters affecting the telecommunications industry generally) that, individually or in the aggregate, could be expected to have a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

          4.25     Telecommunications Approvals. Each Credit Party has all FCC licenses and authorizations and all state governmental authorizations and certificates and has filed all required federal and state notifications (all of the above being collectively referred to as "Telecommunications Approvals") necessary for the operation of their respective currently conducted Telecommunications Businesses in the United States, except for those Telecommunications Approvals the absence of which, individually or in the aggregate, could not reasonably be expect to have a Material Adverse Effect. All Telecommunications Approvals granted to the Credit Parties remain in full force and effect, except to the extent the failure thereof to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and have not been revoked, suspended, canceled or modified in any adverse way, that could reasonably be expected to have a Material Adverse Effect, and are not subject to any conditions or requirements that are not generally imposed by the FCC or the issuing state communications regulatory agency upon the holders of such Telecommunications Approvals that could reasonably be expected to have a Material Adverse Effect.

          4.26     No Violation of Telecommunications Regulations. No Credit Party is in violation of, or in default of, in a manner that could reasonably be expected to have a Material Adverse Effect, (a) any applicable telecommunications statute of the United States or any state in which it operates, or (b) any applicable rule, regulation or requirement of the FCC or any state communications regulatory agency. There are no pending or, to the knowledge of any Credit Party, threatened formal complaints, proceedings, investigations, protests, petitions or other written objections against any Credit Party at the FCC or the PUC of any state in which any Credit Party operates, except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.     AFFIRMATIVE COVENANTS

          Each Credit Party jointly and severally covenants and agrees that until payment in full in same day funds of all Obligations, it shall perform all applicable covenants in this Section 5.

          5.1     Financial Statements and Other Reports. The Borrowers will deliver to the Administrative Agent and the Lenders:

               (a)     Monthly Reports. As soon as available, and in any event within forty-five (45) days after the end of each month ending after the Effective Date, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders' equity and cash flows of such Persons for such

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month and for the period from the beginning of then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

               (b)     Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of such Persons for such Fiscal Quarter and for the period from the beginning of then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with (1) a Financial Officer Certification, (2) a Narrative Report and (3) revised Schedules 4.1 and 4.2 (if necessary) reflecting any changes in the organizational structure and capital structure of the Parent and its Subsidiaries since the delivery of the last quarterly financial information, which revised Schedules 4.1 and 4.2 will be deemed to amend then-existing Schedules 4.1 and 4.2 for all purposes under this Agreement;

               (c)     Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and, with respect to statements of income, consolidating) statements of income, stockholders' equity and cash flows of such Persons for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail; (ii) with respect to each such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Parent, and satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating whether any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; and (iii) revised Schedules 4.1

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and 4.2 (if necessary) reflecting any changes in the organizational structure and capital structure of the Parent and its Subsidiaries since the delivery of the last quarterly financial information, which revised Schedules 4.1 and 4.2 will be deemed to amend then-existing Schedules 4.1 and 4.2 for all purposes under this Agreement;

               (d)     Compliance Certificate. Together with each delivery of financial statements of the Parent and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

               (e)     Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for the immediately preceding quarterly and annual financial statements in form and substance satisfactory to the Administrative Agent;

               (f)     SEC Reports. Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Parent to its security holders acting in such capacity or by any Subsidiary of the Parent to its security holders other than the Parent or another Subsidiary of the Parent, (ii) all regular and periodic reports (but not including, unless requested by the Administrative Agent, routine reports regularly filed with the FCC and state commissions with jurisdiction over telecommunications matters) and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Parent and its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iii) all press releases and other statements made available generally by Parent and its Subsidiaries to the public concerning material developments in the business of the Parent and its Subsidiaries;

               (g)     Notice of Default. Promptly upon any Authorized Officer of the Parent obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) that any Person authorized to deliver such notice has given any notice to any Credit Party or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrowers have taken, is taking and proposes to take with respect thereto;

               (h)     Notice of Litigation. Promptly upon any Authorized Officer of the Parent obtaining actual knowledge of the institution of, or non-frivolous threat of, (i) any Adverse Proceeding not previously disclosed in writing by either Borrower to the Lenders, or (ii)

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any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or by any other Credit Document, written notice thereof together with such other existing information readily available to the Borrowers to enable the Lenders and their counsel to evaluate such matters;

               (i)     ERISA. Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Parent or any of its Subsidiaries or their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and with reasonable promptness, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent or any of its Subsidiaries, or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) all notices received by the Parent or any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall request;

               (j)     Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast (a "Financial Plan"), for such Fiscal Year and each succeeding Fiscal Year through the Maturity Date, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Credit Parties for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based and forecasted consolidated statements of income and cash flows of the Credit Parties for each month of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

               (k)     Insurance Report. As soon as practicable following receipt and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding Fiscal Year;

               (l)     Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of the Parent;

               (m)     Unrestricted Subsidiary Information. Promptly upon reasonable request by the Administrative Agent, details of the amount and evidence of the underlying calculation of Investments in the Unrestricted Subsidiaries, and related capital expenditures;

               (n)     Notice Regarding Material Contracts. Prompt notice of (i) the termination of any Material Contract of any Credit Party prior to its scheduled term or the

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amendment of a Material Contract in a manner that is materially adverse to such Credit Party, as the case may be, or (ii) the fact that any new Material Contract has been entered into, together with copies of such material amendments or new contracts, delivered to the Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by such Credit Party with intent of avoiding compliance with this Section 5.1(n)), and an explanation of any actions being taken with respect thereto;

               (o)     Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all final environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of the Parent or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

               (p)     Market Information. As soon as practicable and in any event no later than forty-five (45) days after the end of each Fiscal Quarter, summary Market information, substantially in the form of Exhibit N, as of the end of such Fiscal Quarter;

               (q)     Regulatory Notices. Promptly upon receipt of notice of (i) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material Communications License held by any Credit Party, or any notice of default or forfeiture with respect to any such material Communications License, or (ii) any refusal by the FCC or any PUC to renew or extend any such material Communications License, a certificate of an Authorized Officer specifying the nature of such event, the period of existence thereof, and what action such Credit Party is taking and propose to take with respect thereto;

               (r)     Information Distributed to Shareholders or other Security Holders. Promptly upon transmission thereof, copies of any filings or registrations with, or reports to, the Securities and Exchange Commission by the Parent or any Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Parent or any Subsidiaries shall send to the holders of their Capital Stock (in each case not theretofore delivered to the Lenders pursuant to this Agreement);

               (s)     Projections and Financial Plans. Promptly upon any Authorized Officer of either Borrower obtaining knowledge thereof, written notice of any material change in (i) the operations, activities or business of the Credit Parties or (ii) any other material assumption, in each case, from those upon which the forecasts contained in the Updated Financial Plan or any other Financial Plan delivered pursuant to Section 5.1(j) were based; and

               (t)     Quarterly Report. As soon as practicable and in any event no later than forty-five (45) days after the end of each Fiscal Quarter after the Effective Date, a quarterly report in the form attached hereto as Exhibit O setting out (1) on a quarterly and cumulative and Market by Market basis, the number of DS-O equivalent installed and sold (i) on-net voice lines, (ii) on-net data lines, (iii) digital subscriber lines, (iv) total on-net lines, (v) resale lines and (vi) total lines, and a breakdown of all other types (if any) of product lines sold, together with such other related information as may reasonably be requested by the Administrative Agent or any

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Lender; (2) an updated list of collocation facilities; and (3) the number of New Customers, Access Lines Per New Customer, Days Sales Outstanding, Total Acquisition Cost per New Customer, quantity and cost of Customer Premise Equipment installed and number of "local loops" installed (measured by adding T-1's and "EELs", excluding conversions of existing lines to "EELs").

               (u)     Other Information. With reasonable promptness, such other information and data with respect to the Parent and its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

          5.2     Existence. Except as otherwise permitted under Section 6.7 or Section 6.12, the Parent and each of its Subsidiaries will, at all times take all reasonable action to preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its Telecommunications Business; provided, however, that the foregoing shall not prevent any of the Credit Parties from shutting down (or converting to Indirect Geographic Markets) the operations of any network or from effecting any sales or other disposition of assets permitted by Section 6.7 or network swaps permitted by Section 6.8, in each case as contemplated by the Updated Financial Plan or any Financial Plan delivered by Borrowers pursuant to Section 5.1(j).

          5.3     Payment of Taxes and Claims. The Parent will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty or fine accrues thereon, and all claims or obligations of whatever nature (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax, claim or obligation need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

          5.4     Maintenance of Properties. Each Credit Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in its Telecommunications Business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and the Credit Parties shall defend any Collateral against all Persons at any time claiming an interest therein.

          5.5     Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such comprehensive general liability insurance, third party property damage insurance, business interruption insurance, workers' compensation and employer's liability insurance and property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties as may be satisfactory to the Administrative Agent, but in any event not less than as shown on Schedule 5.5

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hereto and made a part hereof, and in each case in such amounts (giving effect to self-insurance in amounts reasonably acceptable to the Administrative Agent), with such deductibles and limits, covering such risks and otherwise on such terms and conditions as shall be reasonably acceptable to the Administrative Agent. Without limiting the generality of the foregoing, the Parent will maintain or cause to be maintained: (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value property insurance on an all-risks basis on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks and otherwise on such terms and conditions as are acceptable to the Administrative Agent; (c) with respect to each policy of insurance, a waiver of subrogation in favor of the Administrative Agent and the Lenders; and (d) policies of insurance that (i) insure the interests of the Administrative Agent and the Lenders and their respective Affiliates regardless of any breach of or violation by any Credit Party of any warranties, declarations or conditions contained therein, (ii) contain cross liability clauses, (iii) provide that the insurance shall be primary and without right of contribution from any other insurance which may be available to the Administrative Agent or the Lenders, (iv) provide that the Administrative Agent and the Lenders have no responsibility, obligation or liability for premiums, commissions, assessments or calls in connection with such insurance. Each such policy of liability insurance shall name each of the Administrative Agent and the Lenders and their respective Affiliates, as additional insureds thereunder and in the case of each business interruption and casualty insurance policy, contain a standard lender's loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Lenders, as the loss payee thereunder for any covered loss in excess of $1,000,000. Each such policy of insurance shall provide for at least thirty (30) days' prior written notice (ten (10) days' prior written notice in the case of cancellation due to non-payment of premium by the Borrowers) to the Administrative Agent of any reduction of coverage or cancellation of such policy. The Borrowers shall also furnish or cause to be furnished to the Administrative Agent (which shall promptly furnish a copy or copies thereof to each of the Lenders) a certificate or certificates of insurance (i) evidencing that all the coverages required to be maintained pursuant to this Section 5.5 have been renewed and continue to be in full force and effect for such period as shall be then stipulated, (ii) specifying the insurers with whom the insurances are carried and (iii) containing such other certifications and undertakings as are customarily provided to the Lenders, as requested by the Administrative Agent or any Lender.

          5.6     Books and Records; Inspections; Lenders Meetings. Each Credit Party will keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. The Credit Parties will permit any authorized representatives designated by any Lender to visit and inspect any of its facilities, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon not less than five (5) Business Days prior written notice (unless a Default or Event of Default shall have occurred and be continuing, in which circumstances only one (1) day's notice shall be required) and at such reasonable times

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during normal business hours and as often as may reasonably be requested, in each case, subject to any applicable confidentiality undertakings by any of the Credit Parties to third parties. The Parent will, upon the request of the Administrative Agent or Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Chesterfield, Missouri Corporate Headquarters (or at such other location as may be agreed to by the Parent and the Administrative Agent) at such time as may be agreed to by the Parent and the Administrative Agent.

          5.7     Compliance with Contractual Obligations and Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all material Contractual Obligations and all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent shall cause each Unrestricted Subsidiary to comply in all material respects with its obligations under each of the Tax Sharing Agreement and the Management Services Agreement.

          5.8     Environmental.

               (a)     Environmental Disclosure. The Parent will deliver to the Administrative Agent and the Lenders:

                    (i)     as soon as reasonably practicable following receipt thereof, copies of notices of Environmental Claims, all final reports of environmental audits, investigations and analyses of any kind or character, whether prepared by personnel of any Credit Party or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                    (ii)     written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws and any remedial action taken by such Person in response thereto which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) any Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                    (iii)     as soon as reasonably practicable following the sending or receipt thereof by any Credit Party, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported to any federal, state or local governmental or regulatory agency which could reasonably be expected to have a Material Adverse Effect, and (C) any request for information from any governmental

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agency that suggests such agency is investigating whether such Credit Party may be potentially responsible for any Release of Hazardous Materials;

                    (iv)     prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Credit Party that could reasonably be expected to (i) expose any Credit Party to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) affect the ability of any Credit Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by any Credit Party to modify current operations in a manner that could reasonably be expected to subject any Credit Party to any additional material obligations or requirements under any Environmental Laws; and

                    (v)     with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.8(a).

               (b)     Hazardous Materials Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries (other than an Unrestricted Subsidiary) promptly to take, any and all actions necessary to (i) contest or cure any alleged violation of applicable Environmental Laws by any Credit Party that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against any Credit Party and contest or discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          5.9     Subsidiaries. In the event that, after the Effective Date, any Person becomes a Subsidiary of Parent, Parent shall, or shall cause such Person to, promptly (i) deliver to the Administrative Agent certificates (accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise reasonably satisfactory in form and substance to the Administrative Agent) representing the Capital Stock of such Subsidiary, which shall be pledged pursuant to the Pledge and Security Agreement and shall deliver to the Administrative Agent such other additional agreements or instruments, each in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and perfected First Priority security interest in all of the Capital Stock of such Subsidiary, (ii) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent a Counterpart Agreement, and (iii) take all such other actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, and certificates similar to those described in Section 3.1. With respect to each such Subsidiary, the Borrowers shall promptly send to the Administrative Agent written notice setting forth with respect to such Subsidiary (i) the date on which such Subsidiary became a Subsidiary of any Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of any Borrower, and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

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          5.10     Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or that, after the Effective Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Administrative Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates as may reasonably be requested by the Administrative Agent with respect to each such Material Real Estate Asset to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in or lien on such Material Real Estate Asset. Without prejudice to the generality of the foregoing, in order to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and recording referred to herein, perfected First Priority security interest in Material Real Estate Assets, the Administrative Agent shall receive from the applicable Credit Party:

               (a)     a fully executed and notarized Mortgage or, as applicable, an assignment in favor of the Administrative Agent of any mortgage in existence as of the date hereof in favor of Previous Agent , in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Material Real Estate Asset (each, a "Mortgaged Property");

               (b)     in the case of each Mortgaged Property that is a Leasehold Property, a Landlord Consent and Estoppel and, if applicable, evidence that such Leasehold Property is a Recorded Leasehold Interest;

               (c)     an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

               (d)     ALTA mortgagee title insurance policies or unconditional commitments therefor or, as applicable, an assignment in favor of the Administrative Agent of any title insurance policy or unconditional commitment therefor in existence as of the date hereof in favor of Previous Agent, issued by a title company with respect to such Mortgaged Property in an amount not less than the fair market value of such Mortgaged Property, together with a title report issued by a title company with respect thereto, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Administrative Agent, and evidence that all premiums, recording charges and other sums required in connection with the issuance of all such title policies have been paid in full by the applicable Credit Party;

               (e)     evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors

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of the Federal Reserve System, in form and substance satisfactory to the Administrative Agent; and

               (f)     ALTA surveys of the Mortgaged Property, to the extent available.

In addition to the foregoing, each Borrower shall, at the request of Requisite Lenders, deliver, from time to time (but no more frequently than once during any calendar year), to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Administrative Agent has been granted a Lien. Any Credit Party's obligation to deliver or cause to be delivered a Landlord Consent and Estoppel to the Administrative Agent under clause (ii) above shall (in the case of Real Estate Assets owned on the Effective Date which become Material Real Estate Assets, but not in the case of Material Real Estate Assets acquired after the Effective Date, at which are located any switch or network operating center) be limited to such Credit Party's reasonable commercial efforts. The Administrative Agent, on behalf of the Lenders, hereby acknowledges and agrees that the use of reasonable commercial efforts shall not require any Credit Party to pay money (other than reasonable fees) or waive any contractual or other rights in order to obtain such Landlord Consent and Estoppel.

          5.11     Intentionally Omitted.

          5.12     Intentionally Omitted.

          5.13     Certain Post Closing Matters.

               (a)     Within 45 days after the Effective Date, the Borrowers shall furnish to the Administrative Agent (which the Administrative Agent shall promptly furnish to the Lenders if requested) post-closing searches made with respect to the personal or mixed property (including fixtures) of the Credit Parties, reflecting the filing of the UCC Financing Statements referred to in Section 3.1(g)(iii) hereof.

               (b)     Within 45 days of the acquisition of any new Leasehold Property (at which Collateral which is Network Critical Equipment or has an aggregate net book value in excess of $1,000,000 is to be located) by any Credit Party, such Credit Party shall deliver to the Administrative Agent, a Landlord Personal Property Collateral Access Agreement. Each Credit Party shall not permit Collateral which is Network Critical Equipment or has an aggregate net book value in excess of $1,000,000 at any time to be located at a new Leasehold Property in respect of which such Credit Party has not delivered to the Administrative Agent, a Landlord Personal Property Collateral Access Agreement.

          5.14     Intentionally Omitted.

          5.15     Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may request in order to effect fully the purposes of the Credit Documents to which it is a party. In furtherance and not in limitation of the foregoing, each Credit Party

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shall take such actions as the Administrative Agent may request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord's consents and estoppels, control agreements, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, title insurance with respect to any of the foregoing that relates to any Real Estate Asset, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of each of the Credit Parties (including a pledge of all of the Capital Stock of each of their respective Subsidiaries but not any Unrestricted Subsidiaries), as provided in this Agreement. Each Credit Party shall (i) at all times ensure that all Cash and Cash Equivalents at any time held by it are subject to a valid and perfected first priority Lien in favor of the Lenders, and (ii) ensure that at all times that all Cash and Cash Equivalents are in bank accounts subject to the account control agreements or are otherwise subject to the securities control agreements.

     SECTION 6.     NEGATIVE COVENANTS

          Each Credit Party covenants and agrees that, until payment in full in same day funds of all Obligations, it shall perform all applicable covenants in this Section 6.

          6.1     Indebtedness. No Credit Party shall, nor shall it permit any of its respective Subsidiaries (other than the Unrestricted Subsidiaries) to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

               (a)     the Obligations and the Preferred Note;

               (b)     Indebtedness of any Credit Party to any other Credit Party; provided, (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an intercompany subordination agreement that is satisfactory to Administrative Agent (Administrative Agent and the Lenders hereby acknowledging and agreeing that such subordination provisions shall permit the free flow of funds among Credit Parties in connection with such Indebtedness prior to the occurrence of a Default and thereafter upon the cure or waiver of such Default), and (ii) any payment by any such Credit Party under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Credit Party to any other Credit Party (including Borrowers) for whose benefit such payment is made;

               (c)     Indebtedness which may be deemed to exist pursuant to any guaranties, Standby Letters of Credit, performance bonds, surety bonds, statutory, appeal or similar obligations (other than for borrowed money) incurred in the ordinary course of business;

               (d)     guaranties by any Credit Party of Indebtedness of another Credit Party with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

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               (e)     Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon and to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

               (f)     Indebtedness with respect to (i) the financing of the acquisition of fixed or capital assets secured by Liens permitted by Section 6.2(g) and (ii) Capital Leases of Telecommunications Assets for use in the Telecommunications Business of the Credit Parties in an aggregate amount not to exceed at any time $25,000,000; provided, however, that (i) (x) no more than $5,000,000 in the aggregate of such amount of Indebtedness at any time shall be in respect of Capital Leases of or other Indebtedness secured by items which constitute Network Critical Equipment, (y) with respect to Customer Premises Equipment, such financing may be used only for the acquisition of new Customer Premises Equipment and no more than $10,000,000 in the aggregate of such amount of such Indebtedness at any time shall be in respect of Capital Leases or other Indebtedness secured by items which constitute Customer Premises Equipment, and (z) with respect to Collocation Equipment, such financing may be used only for the acquisition of new Collocation Equipment and no more than $10,000,000 in the aggregate of such amount of Indebtedness at any time shall be in respect of Capital Leases or other Indebtedness secured by items which constitute Collocation Equipment, and (ii) such Indebtedness (x) shall not have a maturity less than thirty-six months, (y) shall bear interest on a current-pay basis at a rate no greater than the greater of (A) ten percent (10%), and (B) the sum of the then current Adjusted Eurodollar Rate (for Interest Periods of six months) plus six percent (6%), unless adjustment is made to the Applicable Margin in accordance with the definition thereof, and (z) shall be unsecured, or shall be secured only by the capital assets being acquired with the proceeds of such Indebtedness; provided, further, however, that in the event (x) the Parent on a consolidated basis becomes EBITDA positive for any one month period ending on or prior to February 28, 2003, and (y) the then current Financial Plan projects the Parent on a consolidated basis will remain EBITDA positive for each month ending on or after February 28, 2003, the $25,000,000 limit contained in this clause (ii) may be increased, dollar-for-dollar, by the amount of additional Cash equity contributions received by the Parent subsequent to the date Parent on a consolidated basis becomes EBITDA positive, to the extent that such Cash equity contributions received by the Parent, together with Cash equity proceeds from the sale of Series A Preferred Stock prior thereto, exceed $60,000,000 in the aggregate, such excess to be distributed according to the ratio of the amounts set forth above with respect to Network Critical Equipment, Customer Premises Equipment and Collocation Equipment to $25,000,000;

               (g)     unsecured Indebtedness of up to $5,000,000 for working capital purposes;

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               (h)     with respect to Parent, additional Indebtedness of Parent (other than as set forth in this Section 6.1) after the Effective Date; provided that (i)(A) the terms of such additional Indebtedness shall not contain any cross-default provisions (but may include a cross-acceleration provision), (B) the terms of such additional Indebtedness shall not contain any financial maintenance or performance covenants, (C) such additional Indebtedness shall not be secured by any asset of Parent or any of its Subsidiaries (other than restricted Cash or Cash Equivalents allocated from the funds representing such Indebtedness securing prefunded interest payments), (D) no portion of the principal of such additional Indebtedness shall be scheduled to be nor shall be redeemed, repurchased or otherwise repaid or prepaid (voluntarily or mandatorily), nor shall any Cash interest be payable or paid, prior to the date that is six months after the Maturity Date, (E) such Indebtedness shall otherwise be on terms then customary for high-yield debt Securities of comparable issuers; and (F) such Indebtedness shall be subordinate to the Obligations; and (ii) the Lenders shall have received evidence reasonably satisfactory to Requisite Lenders, that, after giving effect to the incurrence of such Indebtedness no Default or Event of Default shall exist;

               (i)     Indebtedness not in excess of $2,500,000 in the aggregate assumed in connection with a transaction permitted under Section 6.5(l) or 6.8, provided that the terms and conditions of such Indebtedness are no more favorable to the holders thereof than the terms and conditions of the Loans;

               (j)     Indebtedness assumed in connection with a transaction permitted under Section 6.7(h); and

               (k)     Indebtedness assumed in connection with a network swap transaction permitted under Section 6.8.

Notwithstanding the foregoing, except upon the Parent's request and with the Requisite Lenders' consent, Unrestricted Subsidiaries of the Holding Company may not create, incur, assume or guaranty, or otherwise become or remain liable with respect to any Indebtedness, other than Indebtedness described on Schedule 6.1.

          6.2     Liens. No Credit Party shall, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets of any kind (including, without limitation, any document or instrument in respect of goods or accounts receivable, and the Capital Stock of any Credit Party, and in the case of the Holding Company, the Capital Stock and assets of its Unrestricted Subsidiaries), whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

               (a)     Liens in favor of the Administrative Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

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               (b)     Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent and its Subsidiaries as may be required in conformity with GAAP;

               (c)     carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

               (d)     pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

               (e)     deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, Standby Letters of Credit, statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (f)     easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that are not substantial in amount and that, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business any Credit Party;

               (g)     Liens securing Indebtedness of any Credit Party incurred pursuant to Section 6.1(f), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of the Indebtedness secured thereby is not increased beyond the cost of such acquisition;

               (h)     interest or title of a lessor (or sublessor) under any lease (or sublease) entered into by any Credit Party in the ordinary course of its business and covering only the assets so leased (or subleased);

               (i)     judgment Liens with respect to judgments not in excess of $4,000,000 in the aggregate and with respect to which Lien execution has been stayed within thirty (30) days by appropriate judicial proceedings or the posting of an appeal bond or other security;

               (j)     statutory and common law landlord's Liens under leases to which any Credit Party is a party; and

               (k)     Liens securing Indebtedness permitted pursuant to Section 6.1(i) or 6.1(j), provided that such Lien was not created in contemplation of or in connection with the assumption of such Indebtedness, and such Lien is limited to the assets being acquired in connection with a transaction in which such Indebtedness is being assumed.

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          6.3     Equitable Lien; No Further Negative Pledges. No Credit Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except for (a) specific property encumbered by Permitted Liens to secure the payment of particular Indebtedness permitted hereunder, or specific property to be sold pursuant to an executed agreement in respect of a permitted Asset Sale or any other disposition of assets not constituting an Asset Sale, and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be). Parent shall not enter into any agreement that prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon the Capital Stock of any Credit Party other than this Agreement and the other Credit Documents.

          6.4     Restricted Payments; Restrictions on Subsidiary Distributions.

               (a)     No Credit Party shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment.

               (b)     Except as provided herein, no Credit Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Credit Party to (i) pay dividends or make any other distributions on any of Subsidiary's Capital Stock owned by the Parent or any other Subsidiary of the Parent, (ii) make loans or advances to any other Credit Party, or repay or prepay any Indebtedness owed by such Credit Party to another Credit Party, or (iii) transfer any of its property or assets to any other Credit Party other than (1) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (2) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement to the extent imposed on such property, assets or Capital Stock.

          6.5     Investments. No Credit Party shall directly or indirectly make or own any Investment in any Person, including without limitation any Joint Venture, except:

               (a)     Cash Equivalents;

               (b)     equity Investments owned as of the Effective Date in any Subsidiary and Investments made after the Effective Date in any Subsidiary (other than any Unrestricted Subsidiary);

               (c)     Investments (i) in accounts receivable arising and trade credit granted in the ordinary course of business and in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in satisfaction of a judgment and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Credit Parties;

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               (d)     intercompany loans between Credit Parties to the extent permitted under Section 6.1(b);

               (e)     Investments described in Schedule 6.5;

               (f)     Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers' compensation, performance and other similar deposits in the ordinary course of business;

               (g)     with respect to the Holding Company, promissory notes and other Indebtedness received in connection with the sale of any Unrestricted Subsidiary; provided that any such promissory note (or series of related promissory notes) payable in a principal amount equal to or greater than $250,000 shall have been delivered to the Administrative Agent to be held as Collateral pursuant to the Pledge and Security Agreement;

               (h)     capital expenditures otherwise permitted hereunder;

               (i)     loans and advances to employees made in the ordinary course of business up to an aggregate amount not to exceed $1,000,000, plus loans to employee stockholders of the Parent to fund their purchase of Series A Preferred Stock pursuant to any such loan program approved by the Parent's board of directors, and limited in amount to $6,037,637;

               (j)     the Credit Parties may make Investments in the Telecommunications Business in the United States, provided (i) no cash consideration is paid for such Investment, (ii) no Indebtedness is assumed or incurred in connection with such Investment, (iii) the Parent shall provide to the Administrative Agent and the Lenders, prior to the consummation of such Investment, pro-forma financial information demonstrating that, after giving effect to such Investment, there shall be no deterioration in projected EBITDA of the Credit Parties (as customarily calculated by the Parent);

               (k)     promissory notes and other Indebtedness received in connection with sales or other dispositions of assets permitted by Section 6.7 in an aggregate amount not to exceed $3,000,000 at any one time outstanding; provided, however, that any such promissory note (or series of related promissory notes) payable in a principal amount equal to or greater than $250,000 shall have been delivered to the Administrative Agent to be held as Collateral pursuant to the Pledge and Security Agreement, with similar treatment to be provided to promissory notes and other evidence of Indebtedness received by the Holding Company in connection with the sale of any Unrestricted Subsidiary;

               (l)     other Cash Investments by any Credit Party constituting an acquisition by any Credit Party, whether by purchase or otherwise (other than any merger involving either Borrower or the Holding Company that is not permitted under Section 6.7(h) or (i)) of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, however, with respect to any such acquisition, each of the

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following requirements shall be met (any such acquisition meeting all such requirements shall be a "Permitted Acquisition"):

                    (i)      immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Total Leverage Ratio of the ultimate parent entity surviving such acquisition or other transaction, giving effect to the consummation thereof, is no greater that the Total Leverage Ratio of Parent and its Subsidiaries prior thereto;

                    (ii)      all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

                    (iii)      in the case of the acquisition of Capital Stock, (A) all of the Capital Stock (except for any such Securities in the nature of directors' qualifying shares required pursuant to applicable law), acquired or otherwise issued by such Person or any newly formed Subsidiary of Parent in connection with such acquisition shall be owned 100% by Parent or a Subsidiary, and (B) Parent shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary, each of the actions set forth in Section 5.9, as applicable;

                    (iv)      the Parent and its Subsidiaries shall be in compliance with, immediately before and after giving pro forma effect to such acquisition, Section 6.6;

                    (v)      Parent shall have delivered to Administrative Agent (which Administrative Agent shall promptly furnish to the Lenders) (A) at least 10 Business Days prior to such proposed acquisition, a Compliance Certificate evidencing pro forma compliance with Section 6.6 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate pro forma compliance with Section 6.6;

                    (vi)      any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Parent and its Subsidiaries are engaged as of the Effective Date or such other lines of business as may be consented to by Requisite Lenders;

                    (vii)      the principal operations of all Persons, assets or divisions acquired shall be located either (I) in a Market in which any Credit Party is engaged in the Telecommunications Business as of the Effective Date or (II) in one of the Pre-approved Borrower Markets (other than those located in New Mexico, Texas, Wisconsin or Minnesota) designated in writing by the Parent to the Administrative Agent or (III) in an Other Market or Pre-approved Borrower Market located in New Mexico, Texas, Wisconsin or Minnesota designated by

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Borrower in writing to Administrative Agent and approved by Requisite Lenders in their absolute discretion; provided in each case (A) the principal operations, assets or divisions acquired are related to the Telecommunications Business of Parent and its Subsidiaries, (B) not less than ten (10) Business Days prior to consummation of such Permitted Acquisition, the Parent shall provide the Administrative Agent with a revised Financial Plan demonstrating that (1) the business of Parent and its Subsidiaries in all proposed and existing Geographic Markets, as described in such revised Financial Plan, is fully financed, (2) the Parent is in pro forma compliance with Section 6.6 as required pursuant to clause (iv) and (v) above, (3) the Credit Parties on a consolidated basis are projected to become EBITDA positive no later than would be the case without the making of the Permitted Acquisition, (4) the Credit Parties on a consolidated basis are projected to achieve positive Free Cash Flow from Operations no later than would be the case without the making of the Permitted Acquisition, and (5) such Permitted Acquisition will have no adverse effect on the cash "cushion" described in the Updated Financial Plan, (C) that the acquisition is not projected to reduce EBITDA on a pro forma basis as to any future Fiscal Quarter in comparison to the Updated Financial Plan, and (D) if applicable, the Parent shall have demonstrated with respect to such Permitted Acquisition that the Total Acquisition Cost per Access Line is not more than 105% of the organic Total Acquisition Cost Per New Customer of the Credit Parties during the most recent Fiscal Quarter;

                    (viii)      the aggregate cash portion of the purchase price paid in connection with all such acquisitions since the Effective Date does not exceed an amount equal to the sum of (a) $10,000,000 plus (b) the sum of (i) the amount of Cash equity contributions in excess of $75,000,000 received by Parent through the sale of Series A Preferred Stock plus (ii) the amount of any other Cash equity contributions received by Parent subsequent to the Effective Date, to the extent that such Cash equity contributions received by Parent, together with Cash equity proceeds from the sale of Series A Preferred Stock, exceed $75,000,000; and

                    (ix)     the assets or Capital Stock being acquired pursuant to such Permitted Acquisition shall be subject to a Lien granted to the Administrative Agent pursuant to the Pledge and Security Agreement.

               (m)     in the case of the Holding Company, Investments in Unrestricted Subsidiaries made for the routine operation and maintenance of the aircraft currently operated by GCI Transportation Company L.L.C. in an aggregate amount in any Fiscal Year not to exceed $100,000.

Notwithstanding anything to the contrary set forth in this Section 6.5, upon any permitted acquisition or other purchase or acquisition of assets or of the Capital Stock any other Person by the Parent or any other Credit Party as permitted above, for so long as the Obligations are outstanding, the Administrative Agent's First Priority perfected security interest and Lien in the Collateral of the Parent and the Credit Parties, including any new Credit Parties, shall be continued without impairment of any kind.

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          6.6     Minimum Available Cash. At all times, the Borrowers shall maintain minimum Available Cash of not less than $3,000,000.

          6.7     Fundamental Changes; Disposition of Assets. No Credit Party shall enter into any transaction of merger or consolidation (other than a Permitted Acquisition), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

               (a)     any Credit Party may be merged with or into any other Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Credit Party; provided, in the case of such a merger with the Parent, the Parent shall be the continuing or surviving Person and in the case of such a merger with any Guarantor Subsidiary, a Wholly Owned Subsidiary of the Borrowers shall be the continuing or surviving Person;

               (b)     sales or other dispositions of assets that do not constitute Asset Sales;

               (c)     licenses to or from other Persons of Intellectual Property by the Parent or any Subsidiary;

               (d)     Intentionally Omitted;

               (e)     Intentionally Omitted;

               (f)     sales of the Capital Stock of Unrestricted Subsidiaries;

               (g)     Asset Sales, subject to the requirements of Section 2.12;

               (h)     Finance may enter into a merger or other combination with any other Person only if, not less than thirty days prior to any such proposed merger or business combination, the Parent shall have provided the Lenders with information (verified, if so requested by the Lenders, by an independent third-party consultant (whether a Big Four accounting firm or other consultant with CLEC industry expertise, in either event satisfactory to the Lenders) demonstrating that each of the following criteria for the merger partner or other Person entering into a combination with Finance (together with its Subsidiaries, if any, and any other Persons consolidated with such Person, the "Merger Partner") is met:

          Assuming that the Total Debt of the Parent and its Subsidiaries on a consolidated basis, over the Total Debt of the Merger Partner, expressed as a fraction, is X, then each of the following shall be true:

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                    (i)     the revenues of the Merger Partner for the most recent trailing four quarter period for which financial statements are available, multiplied by X, are no less than the revenues of the Parent and its Subsidiaries over such period;

                    (ii)     EBITDA of the Merger Partner for the trailing four quarter period for which financial statements are available, multiplied by X, is no less than or, if negative, that the loss is no greater than, EBITDA for the Parent and its Subsidiaries for such period;

                    (iii)     that at the time of the proposed merger, the Merger Partner's Access Lines, multiplied by X, shall equal or exceed the Access Lines of the Parent and Subsidiaries;

                    (iv)     the Merger Partner's property, plant and equipment, as shown on its most recent balance sheet, multiplied by X, is not less than the property, plant and equipment of the Parent and its Subsidiaries, as shown on the most recent balance sheet of the Parent and its Subsidiaries; and

                    (v)     the terms and conditions of the Total Debt of the Merger Partner shall be on terms and conditions no more favorable to the holders thereof than the terms and conditions of the Loans.

               In the event that each of the foregoing criteria is satisfied, the Lenders shall have ten days from receipt of all such information and any supporting information regarding the merger requested by either Lender in which to agree to give their consent, such consent to be delivered in writing and not to be unreasonably withheld, and the Lenders further agree to negotiate reasonably and in good faith with the holders of the Total Debt of the Merger Partner to arrive at appropriate and mutually satisfactory intercreditor arrangements. In the event the Lenders fail to give such written consent within such ten-day period, Finance may not enter into such merger.

               For purposes of this Section, "Total Debt" shall mean all Indebtedness of such Person; provided, however, that with respect to Indebtedness which by its terms accrues but does not pay interest, the amount of Indebtedness shall be deemed to be the principal amount plus any accrued or accreted interest; and

               (i)     The Parent or the Holding Company may enter into a merger with any Person only if, not less than thirty (30) days prior to any such proposed merger, the Parent shall have provided the Administrative Agent and the Lenders with a revised Financial Plan demonstrating that its business plan remains fully-financed, and shall certify that, both before and after giving effect to any such merger, no Event of Default then exists or would be caused thereby.

               Notwithstanding anything to the contrary set forth in this Section 6.7, upon the merger of any Credit Party with any other Person permitted under this Agreement, for as long as the Obligations are outstanding, the Administrative Agent's First Priority perfected security

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interest and Lien in the Collateral of such Credit Party shall be continued without impairment of any kind.

          6.8     Network Swaps. Other than a network swap transaction consisting solely of an Indirect Geographic Market, no Credit Party shall enter into any network swap transaction, except for a network swap transaction as to which:

               (a)     Administrative Agent shall have received (10) Business Days notice prior to such network swap, and

               (b)     prior to consummation of such network swap, the Parent shall have provided the Administrative Agent with a revised Financial Plan demonstrating that (w) the Credit Parties on a consolidated basis are projected to become EBITDA positive no later than would be the case without the making of the network swap, (x) the Credit Parties on a consolidated basis are projected to achieve positive Free Cash Flow from Operations no later than would be the case without the making of the network swap, (y) such network swap will have no adverse effect on the cash "cushion," and (z) the network swap is not projected to reduce EBITDA on a pro forma basis as to any future Fiscal Quarter, in each case, as set forth or described in, or compared to, the Updated Financial Plan, without giving effect to any other Financial Plan delivered to the Administrative Agent and the Lenders after the date hereof pursuant to Section 5.1(j), and

               (c)     the Indebtedness assumed in connection with such network swap is permitted under Section 6.1(i) hereof, and

               (d)     in accordance with the Pledge and Security Agreement, the applicable Credit Party shall have granted to the Administrative Agent, for the benefit of the Lenders, a security interest in any assets received by such Credit Party in consideration for such network swap, which security interest shall be subject to no Liens other than Permitted Liens.

          Notwithstanding anything contained herein to the contrary, the network swaps transactions consummated by the Credit Parties shall not exceed five (5) Geographic Markets (excluding any Indirect Geographic Markets) in the aggregate during the term of this Agreement.

          6.9     Disposal of Subsidiary Interests. Except for any sale of all of its interest in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.7, no Credit Party shall, nor shall they permit any of their respective Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of their respective Subsidiaries (other than Unrestricted Subsidiaries), except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

          6.10     Sales and Lease-Backs. Except as described on Schedule 6.1 and subject to the proviso therein (but not any amendment, replacement or refinancing thereof), no Credit Party shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now

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owned or hereafter acquired, which the Parent or any of its Subsidiaries (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Parent or any of its Subsidiaries, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Parent or any of its Subsidiaries to any Person (other than the Parent or any of its Subsidiaries) in connection with such lease.

          6.11     Sale or Discount of Receivables. No Credit Party shall, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable (it being understood that the restrictions contained in this Section 6.11 shall not apply to any write-off of bad debt in the ordinary course of business consistent with prior practice).

          6.12     Transactions with Shareholders, Affiliates and Unrestricted Subsidiaries. The Parent shall not, nor shall it permit its respective Subsidiaries (other than Unrestricted Subsidiaries) to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with (i) any holder of 10% or more of any class of Capital Stock of the Parent or (ii) any Affiliate of the Parent or of any such holder (other than in either case, a Subsidiary of the Parent) or (iii) any Unrestricted Subsidiary or any Affiliate of any Unrestricted Subsidiary, on terms that are less favorable to the Parent or that Subsidiary or Affiliate, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate or Unrestricted Subsidiary; provided that, without prejudice to the generality of the foregoing, the Holding Company shall not directly or indirectly provide any services to any Unrestricted Subsidiary other than pursuant to the Management Services Agreement; provided, the foregoing restriction shall not apply to (a) any transaction among Credit Parties; (b) reasonable and customary director fees and expenses paid to, and reasonable and customary indemnity provided on behalf of officers and directors of the Parent and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Parent and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; and (e) Investments previously made by the Parent in Unrestricted Subsidiaries.

          6.13     Conduct of Business. From and after the Effective Date, no Credit Party shall engage in any business other than (a) the Telecommunications Business, in the Geographic Markets and (b) such other lines of business as may be consented to by Requisite Lenders.

          6.14     Amendments or Waivers of Related Agreements. No Credit Party shall amend or otherwise modify any material terms of the Management Services Agreement or the Tax Sharing Agreement in a manner which is, in the reasonable opinion of the Administrative Agent, materially adverse to the Lenders, without in each case obtaining the prior written consent of Requisite Lenders to such amendment, or other modification. The Borrowers shall ensure that a copy of any amendment or other modification of a Related Agreement (whether or not requiring such consent pursuant to this Section 6.14) is promptly delivered to the Administrative Agent.

          6.15     Disposition of Licenses, etc. From and after the Effective Date, no Credit Party may sell, assign, transfer or otherwise dispose or attempt to dispose of in any way any

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Governmental Authorization or any other licenses, permits or approvals, the assignments, transfer or disposal of which could reasonably be expected to result in a Material Adverse Effect, without the prior written consent of the Requisite Lenders.

          6.16     Fiscal Year. No Credit Party shall change its Fiscal Year-end from December 31st.

          6.17     Unrestricted Subsidiaries.

               (a)     Without the Requisite Lenders' consent, the Parent may not establish any new Unrestricted Subsidiaries.

               (b)     The Parent may make a capital contribution of the Capital Stock of any Unrestricted Subsidiary to any Credit Party such that it ceases be an Unrestricted Subsidiary and becomes a Subsidiary of a Credit Party (an "RS Conversion") only if:

                    (i)     such Subsidiary is engaged in the Telecommunications Business in a Geographic Market or in an Other Market which, following written request by the Parent, the Requisite Lenders agree to designate as a Geographic Market;

                    (ii)     no Event of Default shall have occurred and be continuing at the time of or after giving effect to such RS Conversion;

                    (iii)     after giving effect to such RS Conversion, the Parent and each of it Subsidiaries would be in compliance with each of the covenants set forth in Section 6.

                    (iv)     the Parent has delivered to the Administrative Agent (x) written notice of such RS Conversion, (y) a certificate, dated the effective date of such RS Conversion, of an Authorized Officer of the Parent stating that no Event of Default has occurred and is continuing and (z) a revised Financial Plan in form and substance satisfactory to the Administrative Agent which revised Financial Plan demonstrates that (i) the Parent's business (after giving effect to such RS Conversion) in all existing and proposed Geographic Markets, as described in such revised Financial Plan, is fully financed; and

                    (v)     all Indebtedness of such Subsidiary outstanding and all Liens on assets of such Subsidiary existing immediately following the RS Conversion would, if initially incurred at such time, have been permitted to be incurred pursuant to Section 6.1, and Section 6.2.

               (c)     No Credit Party shall at any time (x) provide a Guaranty of any Indebtedness of any Unrestricted Subsidiary, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause such Indebtedness or the payment thereof to be accelerated, payable or subject to repurchase prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary.

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          6.18     Formation of New Subsidiaries. No Credit Party may form or acquire any Subsidiary after the Effective Date without prior written notice to the Administrative Agent and compliance with Section 5.9 hereof as well as the applicable provisions of the Pledge and Security Agreement.

     SECTION 7.     GUARANTY

          7.1     Guaranty of the Obligations. Subject to the provisions of Section 7.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

          7.2     Contribution by Guarantors.

               (a)     Each Guarantor desires to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "Funding Guarantor") under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guarantied. "Fair Share Shortfall" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "Fair Share Contribution Amount" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "Aggregate Payments" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (b) the aggregate

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amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

               (b)     Anything contained in this guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this guaranty, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law or foreign law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to the Borrowers or other Affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of unsecured subordinated notes which guaranty contains a limitation as to maximum amount similar to that set forth in this subsection 7.2(b)), and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement as contemplated by subsection 7.2(a).

          7.3     Payment by Guarantors. Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrowers' becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrowers for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

          7.4     Liability of the Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or

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surety other than payment in full of the Guaranteed Obligations in Cash. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

               (a)     this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

               (b)     the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrowers and any Beneficiary with respect to the existence of such Event of Default;

               (c)     the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not the Borrowers are joined in any such action or actions;

               (d)     payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor in Cash, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

               (e)     any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such

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security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

               (f)     this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations in Cash), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such other agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of the Credit Parties and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

          7.5     Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrowers or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the

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incapacity, lack of authority or any disability or other defense of the Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations in Cash; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder; (f) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof; (g) any rights to set-offs, recoupments and counterclaims, and promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (h) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (i) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

          7.6     Guarantors' Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrowers with respect to the Guaranteed Obligations, any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrowers, and any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrowers or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against

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the Borrowers, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full in Cash, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

          7.7     Subordination of Other Obligations. Any Indebtedness of any Credit Party now or hereafter held by any Guarantor (the "Obligee Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

          7.8     Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been finally and indefeasibly paid in full in Cash. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

          7.9     Authority of the Guarantors or the Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrowers or the officers, directors or any the Administrative Agent acting or purporting to act on behalf of any of them.

          7.10     Financial Condition of the Borrowers. Any additional extensions of credit hereunder (by amendment, restatement or other modification of this Agreement, or otherwise) may be made to the Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their respective ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Beneficiary.

          7.11     Bankruptcy, etc.

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               (a)     So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrowers or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrowers or any other Guarantor or by any defense which the Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

               (b)     Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrowers of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

               (c)     In the event that all or any portion of the Guaranteed Obligations are paid by the Borrowers or any Guarantor, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise (whether by demand, settlement, litigation or otherwise), and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

          7.12     Notice of Events. As soon as any Guarantor obtains knowledge thereof, such Guarantor shall give the Administrative Agent written notice of any condition or event which has resulted in a material adverse change in the financial condition of any Guarantor or the Borrowers or a breach of or noncompliance with any term, condition or covenant contained herein, any other Credit Document or any other document delivered pursuant hereto or thereto.

          7.13     Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale; provided, as a condition precedent to such discharge and release, the Administrative Agent shall have received

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evidence satisfactory to it that arrangements satisfactory to it have been made for delivery to the Administrative Agent of the applicable Net Asset Sale Proceeds of such disposition pursuant to Section 2.12(a).

     SECTION 8.     EVENTS OF DEFAULT

          8.1     Events of Default. If any one or more of the following conditions or events (each, an "Event of Default") shall occur:

               (a)     Failure to Make Payments When Due. Failure by the Borrowers to (i) pay within five days from the due date any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) pay any interest on any Loan or any fee due hereunder within five (5) days after the date due or (iii) reimburse or indemnify the Administrative Agent or any Lender for any expense reimbursable or indemnity hereunder or under any other Credit Document or any of the other Obligations within ten (10) Business Days following demand for such reimbursement or payment of expenses or other Obligations; or

               (b)     Default in Other Agreements. (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of, in the case of the Credit Parties, $4,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, however, that the foregoing shall not apply to any default resulting solely from a provision of other Indebtedness requiring repayment in the event of a change of control of the Parent or any cross-default or acceleration right in respect of a default under such other Indebtedness which relates solely to a change of control of the Parent; or

               (c)     Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4, Section 5.1(g), Section 5.2 (other than by an immaterial Subsidiary) or Section 6; or

               (d)     Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made; or

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               (e)     Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party having actual knowledge of such default or (ii) receipt by the Parent of notice from the Administrative Agent or any Lender of such default; or

               (f)     Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, adjudicating such Credit Party as a bankrupt or insolvent debtor or ordering a reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to such Credit Party, which decree or order is not stayed; or (ii) an involuntary case shall be commenced against the any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises in an involuntary case for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

               (g)     Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or any Credit Party shall make any assignment for the benefit of creditors; or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

               (h)     Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the case of any Credit Party an amount in excess of $4,000,000 in the aggregate in excess of the amount covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage shall be entered or filed against any Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

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               (i)     Dissolution. Any order, judgment or decree shall be entered against any Credit Party in an involuntary case under any other applicable federal or state law, decreeing the dissolution or split up of such Credit Party, and such order shall remain undischarged or unstayed or unbonded for a period in excess of sixty (60) days; or

               (j)     Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or might be expected to result in liability of any Credit Party or any of their respective ERISA Affiliates in excess of $4,000,000 during the term hereof; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $4,000,000; or

               (k)     Intentionally Omitted.

               (l)     Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations guaranteed thereby in Cash, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, the Tax Sharing Agreement, the Management Services Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in Cash in accordance with the terms hereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral (other than by reason of a release of Collateral in accordance with the terms hereof or thereof) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the negligent or willful failure of the Administrative Agent to take any action within its control and required of it by the Credit Documents, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document, the Tax Sharing Agreement or the Management Services Agreement in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

               (m)     Regulatory Authorizations. Any of the following events shall occur and the occurrence thereof, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) any filing with, license, permit, certification or franchise granted by, or authorization or other consent or approval of, the FCC, any PUC or any other Governmental Authority (collectively, "Regulatory Authorizations") (x) shall not be made or obtained, as the case may be, as and when required to permit (A) the continuing conduct by the Credit Parties of their respective businesses and operations in substantially the manner then being conducted and (B) the performance by each Credit Party of its obligations under the Credit Documents or (y) shall be cancelled, terminated, rescinded, revoked, suspended, materially impaired or otherwise finally denied renewal, or shall cease to be in full force and effect, or (ii) any proceeding shall have been instituted by or shall have been commenced before any court, the FCC, any PUC or any other Governmental Authority that could be expected to result in (x)

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cancellation, termination, rescission, revocation, suspension, material impairment or denial of renewal of any Regulatory Authorization or (y) a modification of any Regulatory Authorization in a material adverse respect or a renewal thereof on terms that materially and adversely affect the economic or commercial value or usefulness thereof, or (iii) any material Interconnection Agreement shall be terminated and not renewed or replaced or shall be suspended or otherwise materially impaired, or shall be renegotiated and renewed or replaced on terms that materially and adversely affect the economic or commercial value or usefulness thereof, whether by action of the parties thereto or by action of or under, modification to, or rescinding of the Communications Act or any other applicable laws or regulations, in whole or in part;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Parent by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (i) the unpaid principal amount of and accrued interest on the Loans, and (ii) all other Obligations; and (B) the Administrative Agent may take any action to enforce any and all Liens and security interests created pursuant to Collateral Documents.

     SECTION 9. ADMINISTRATIVE AGENT

          9.1     Appointment of the Administrative Agent. Pursuant to the Settlement Agreement, GE Capital was appointed the Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof other than the right to receive notices pursuant to the first two sentences of Section 9.7. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an the Administrative Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers or any of their respective Subsidiaries. Upon the Effective Date and pursuant to the Settlement Agreement, all respective obligations of Previous Agent shall have been assigned to GE Capital and Previous Agent's obligations thereunder shall have been discharged. Pursuant to the Settlement Agreement, GE Capital was appointed as the Administrative Agent under the Pledge and Security Agreement and the other Collateral Documents and each Lender hereby authorizes GE Capital to act as the Administrative Agent for its benefit and for the benefit of the other Secured Parties (as defined in the Pledge and Security Agreement).

          9.2     Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such the Administrative Agent by the terms hereof and thereof, together with such

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powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. the Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agent or employees. The Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

          9.3     General Immunity.

               (a)     No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents by any Credit Party, or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

               (b)     Exculpatory Provisions. The Administrative Agent, nor any of its officers, partners, directors, employees shall not be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by the Administrative Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall act or (where so instructed) refrain from acting, or exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be

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protected in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of such the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5), except with respect to the Administrative Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order.

               (c)     Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Administrative Agent in its individual capacity, shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent in its individual capacity, and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Parent or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection herewith and otherwise without having to account for the same to the Lenders.

          9.4     Lenders' Representations, Warranties and Acknowledgment. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Credit Parties in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

          9.5     Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent is required hereunder to be, and shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such the Administrative Agent in any way relating to or arising out hereof or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct as determined by a court of

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competent jurisdiction in a final, non-appealable order. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

          9.6     Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days' prior written notice thereof to the Lenders and the Borrowers. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days' notice to the Borrowers, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

          9.7     Collateral Documents and Guaranty.

               (a)     The Administrative Agent under Collateral Documents and Guaranty. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the Administrative Agent for and representative of the Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from the Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.13 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

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               (b)     Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, for the benefit of Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as the Administrative Agent for and representative of the Lenders (but not any Lender or the Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

     SECTION 10.     MISCELLANEOUS

          10.1     Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, the Administrative Agent, or Lender, shall be sent to such Person's address as set forth on Appendix B or in the other relevant Credit Document. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to the Administrative Agent shall be effective until received by such Agent.

          10.2     Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agrees to pay promptly (a) all expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for any Credit Party (including any opinions requested by the Lenders as to any legal matters arising hereunder) and of confirming each Credit Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with hereunder and the other Credit Documents, including with respect to confirming compliance with environmental, insurance and solvency requirements; (c) the reasonable fees, expenses and disbursements of counsel to the Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution of the Credit Documents (not in excess of $200,000), and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Credit Party; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel providing any opinions that the Administrative Agent or Requisite Lenders may request in respect of the Collateral or the

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Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and the Administrative Agent employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Administrative Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

          10.3     Indemnity. In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend, indemnify, pay and hold harmless, the Administrative Agent and each Lender and each of their or their Affiliates' respective officers, partners, directors, trustees, attorneys, employees and the Administrative Agent (each, an "Indemnitee"), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final, non-appealable judgment, order or decree. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Promptly after receipt by an Indemnitee of notice of the commencement of any investigative, administrative or judicial proceeding in respect of which a claim for indemnification is to be made against a Credit Party hereunder (any such proceeding being an "Indemnified Proceeding"), such Indemnitee will notify the Credit Parties in writing of the commencement thereof; provided, that (a) the omission so to notify the Credit Parties will not relieve the Credit Parties from any liability which they may have to any Indemnitee except to the extent that the Credit Parties have been materially prejudiced by such failure to give notice and (b) the omission so to notify the Credit Parties will not relieve the Credit Parties from any liability that they may have to any Indemnitee otherwise than on account of the indemnity provided for hereunder. In case any such Indemnified Proceedings are brought against any Indemnitee and it notifies the Credit Parties in writing of the commencement thereof, the Credit Parties will be entitled to participate therein and may elect by written notice delivered to such Indemnitee to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee; provided, however, that if in any such Indemnified Proceedings such Indemnitee

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shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Credit Parties, such Indemnitee shall have the right to retain separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Proceedings on behalf of such Indemnitee. Upon receipt of notice from the Credit Parties to such Indemnitee of their election to assume the defense of such Indemnified Proceedings and approval by such Indemnitee of counsel, the Credit Parties will not be liable to such Indemnitee under this Section 10.3 for any legal services subsequently incurred by such Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (1) such Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnitee shall not be liable for the reasonable expenses of more than one separate counsel (plus not more than one separate local counsel in any jurisdiction), approved by the Administrative Agent, representing the Indemnities who are parties to such Indemnified Proceedings), (2) the Credit Parties shall not have employed counsel reasonably satisfactory to such Indemnitee to represent such Indemnitee within a reasonable time after notice of commencement of the Indemnified Proceedings, (3) the Credit Parties shall have authorized in writing the employment of counsel for such Indemnitees or (4) the use of counsel chosen by the Credit Parties to represent such Indemnitees would present such counsel with a conflict of interest, and except that, if clause (1) or (3) is applicable, such liability shall be only in respect of the counsel referred to in clause (1) or (3).

          10.4     Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder or under any other Credit Document, shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Credit Party hereby further grants to the Administrative Agent and each Lender a security interest in all Deposit Accounts maintained with the Administrative Agent or such Lender as security for the Obligations.

          10.5     Amendments and Waivers.

               (a)     Requisite Lenders' Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit

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Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

               (b)     Affected Lenders' Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

                    (i)     extend the scheduled final maturity of any Loan or Note;

                    (ii)     waive, reduce or postpone any scheduled repayment (but not prepayment), or postpone the Maturity Date;

                    (iii)     reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee or other amount payable hereunder or under any of the other Credit Documents;

                    (iv)     extend the time for payment of any such interest or fees;

                    (v)     reduce the principal amount of any Loan;

                    (vi)     amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c) or Section 10.6(a);

                    (vii)     amend the definition of "Requisite Lenders" or "Pro Rata Share" or make any other change which would have the effect of causing any Lender to receive less than its Pro Rata Share of any payment except as expressly contemplated hereunder;

                    (viii)     release or otherwise subordinate all or any substantial part of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

                    (ix)     consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, which assignment or transfer is not expressly permitted hereunder; or

                    (x)     change or waive any provision of the Credit Documents which expressly requires the consent or concurrence of all Lenders.

               c)     Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

                    (i)     increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment,

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modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

                    (ii)     intentionally omitted;

                    (iii)     intentionally omitted; or

                    (iv)     amend, modify, terminate or waive any provision of Section 9 or Section 10 as the same applies to any the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of any the Administrative Agent, in each case without the consent of such the Administrative Agent.

               (d)     Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

          10.6     Successors and Assigns; Participations.

               (a)     Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. Other than in connection with the merger of the Parent as permitted under Section 6.7, no Credit Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. In connection with any transaction permitted under Section 6.7(i), the Administrative Agent and each of the Lenders hereby agree to cooperate with the Credit Parties in order to effect the assignment to and the assumption of the Obligations by any successor by merger to a Borrower.

               (b)     Register. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

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               (c)     Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it, Note or Notes held by it, or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and its related Commitments):

                    (i)     to any Person meeting the criteria of clause (i) of the definition of the term of "Eligible Assignee" upon (A) the giving of notice to the Borrowers and the Administrative Agent, and (B) in the event of any proposed assignment to Goldman Sachs Credit Partners, L.P. or Wachovia or any of their respective Affiliates, receipt of the prior written consent of the Borrowers, which consent shall not be unreasonably withheld; and

                    (ii)     to any Person meeting the criteria of clause (ii) of the definition of the term of "Eligible Assignee" and, in the case of assignments of Loans or Commitments to any such Person, consented to by each of the Borrowers and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or (y) in the case of the Borrowers, required at any time an Event of Default shall have occurred and then be continuing); provided that such consent shall not be required if such Person has combined capital and surplus of not less than $300,000,000 or its equivalent in foreign currency, whose long-term certificate of deposit rating or long-term senior unsecured debt rating is rated "BBB" or higher by S&P and "Baa2" or higher by Moody's Investor Service, Inc. or an equivalent or higher rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing rating of investments; provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrowers and the Administrative Agent or as shall constitute the aggregate amount of Commitments, and other Obligations of the assigning Lender); provided further that after giving effect to such assignment, the assigning Lender shall have Commitments and Loans aggregating at least $2,000,000 (unless such assigning Lender is assigning all of its Commitments and Loans), in each case unless otherwise agreed to the Borrowers and the Administrative Agent.

               (d)     Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with (i) (except in the case of any assignment to an Affiliate of the assigning Lender) a processing and recordation fee of $500 in the case of assignments pursuant to Section 10.6(c)(i) or made by or to GSCP, and $2000 in the case of all other assignments (except that only one fee shall be payable in the case of contemporaneous assignments to Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.19(c).

               (e)     Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with (if applicable) the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information

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contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Parent and shall maintain a copy of such Assignment Agreement.

               (f)     Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

               (g)     Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the "Effective Date" specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

               (h)     Participations. Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or

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reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release or subordinate the Administrative Agent's lien with respect to all or substantially all of the Collateral under the Collateral Documents or release any of the Guarantors from their obligations hereunder or subordinate any of their obligations hereunder (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. All amounts payable by any Credit Party hereunder, including amounts payable to such Lender pursuant to Section 2.17(c), 2.18 or 2.19, shall be determined as if such Lender had not sold such participation. Each Credit Party and each Lender hereby acknowledge and agree that, solely for purposes of Sections 2.16 and 10.4, (1) any participation will give rise to a direct obligation of each Credit Party to the participant and (2) the participant shall be considered to be a "Lender."

               (i)     Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank, or as collateral security for any loan or other financing transaction as in or in connection with any securitization or other similar transaction, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest or other transaction described herein; provided, (x) no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and (y) in no event shall the applicable Federal Reserve Bank or trustee or other financing party be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder and (z) any transfer of the rights and obligations of a "Lender" hereunder to any Person upon the foreclosure of any pledge or security interest referred to in this clause (i) may only be made pursuant to the provisions of Sections 10.6(c) through (e) governing assignments of interests in the Loans.

          10.7     Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

          10.8     Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the extensions of credit hereunder. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.16 and 9.6 shall survive the payment of the Loans and the termination hereof.

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          10.9     No Waiver; Remedies Cumulative. No failure or delay on the part of any the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each the Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

          10.10     Marshalling; Payments Set Aside. Neither any the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause (whether by demand, settlement, litigation or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

          10.11     Severability. In case any provision in or obligation hereunder or under any Note or any of the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          10.12     Entire Agreement. This Agreement (together with the Exhibits, Schedules, and Appendices hereto and the other agreements, documents and instruments delivered in connection herewith) and the Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof, except for certain agreements in the Settlement Agreement which, by their terms, survive the execution of this Agreement.

          10.13     Obligations Several; Independent Nature of Lenders' Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be

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deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder or under any of the other Credit Documents to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder or thereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

          10.14     Headings.

          Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

          10.15     APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF, EXCEPT AS TO MATTERS OF CORPORATE GOVERNANCE, WHICH SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION OF INCORPORATION OR ORGANIZATION OF THE SUBJECT PERSON.

          10.16     CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY OR ANY LENDER ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY AND EACH LENDER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS AND ANY APPELLATE COURTS THEREFROM); (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY OR LENDER, AS THE CASE MAY BE, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY OR LENDER, AS THE CASE MAY BE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES THAT ADMINISTRATIVE AGENT AND LENDERS AND THE OTHER PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS

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AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

          10.17     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          10.18     Confidentiality. Each Lender shall hold all non-public information obtained pursuant to the requirements hereof and which has (in the case of information received after the Effective Date) been identified as confidential by a Credit Party, in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with prudent lending or investing practices, it being understood and agreed by the Borrowers that in any event a Lender may make disclosures to Affiliates of such Lender (and to other persons authorized by a Lender or the Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), or discloses in connection with the enforcement of any of the rights or remedies hereunder or under any of the Credit Documents or disclosures reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans, Commitments or other Obligations or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) or disclosures required or requested by any governmental

102

agency or representative thereof or by the NAIC or pursuant to legal process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by the Parent or any of its respective Subsidiaries. Notwithstanding the foregoing, each Lender and its Affiliates shall have the right to (i) list the Parent's name and logo, as provided by the Borrowers from time to time, and describe the transaction that is the subject of this Agreement in their marketing materials and (ii) post such information, including, without limitation, a customary "tombstone", on their website.

          10.19     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent for the account of the Lenders an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.

          10.20     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

          10.21     Valid Obligations; Continuing Security Interest; No Novation. The parties hereto acknowledge and agree that (a) the Obligations (as defined in the Existing Credit Facility) owed to the Continuing Lenders pursuant to the Existing Credit Facility and pursuant to the Credit Documents (as defined therein) that are being restructured hereunder constitute valid obligations of each Credit Party free and clear of all defenses, offsets and counterclaims

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of any kind or nature, (b) the Lenders have waived any Default or Event of Default (in each case, as set forth in the Existing Credit Facility) under the Existing Credit Facility on or prior to the date hereof, provided that such waiver shall not constitute a waiver of any Default or Event of Default hereunder, (c) this Agreement and the other Credit Documents do not constitute a novation, payment or termination of the Obligations owed by Finance to the Continuing Lenders (except as expressly set forth in the Settlement Agreement) pursuant to the Existing Credit Facility, which Obligations are expressly ratified and reaffirmed by Finance, the Holding Company and each other Guarantor by this Agreement, and (d) except as expressly set forth in the Settlement Agreement, all such Obligations (as defined in the Existing Credit Facility) owed to the Continuing Lenders are in all respects continued and outstanding as Obligations, subject to the provisions of Section 2.1(b) hereof, under this Agreement and the Notes with the terms of such Obligations (as defined in the Existing Credit Facility) being further modified from and after the Effective Date in the manner provided in this Agreement. The parties further agree that, on the Effective Date, the Liens in favor of Previous Agent securing payment of the Obligations (as defined in this Agreement and the Existing Credit Facility), pursuant to the Pledge and Security Agreement and the other Credit Documents (as defined in the Existing Credit Facility) shall be continued and assigned in favor of the Administrative Agent, and shall remain in full force and effect to secure the Obligations under this Agreement without further amendment.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GABRIEL COMMUNICATIONS FINANCE COMPANY NUVOX, INC. (formerly known as Gabriel Communications, Inc.), as Borrowers

By:	/s/ John P. Denneen
Name: John Denneen Title: Executive Vice President

GABRIEL COMMUNICATIONS
PROPERTIES, INC.
NUVOX COMMUNICATIONS OF ARKANSAS, INC.
NUVOX COMMUNICATIONS OF KANSAS, INC.
NUVOX COMMUNICATIONS OF OKLAHOMA, INC.
NUVOX COMMUNICATIONS OF MISSOURI, INC.
NUVOX COMMUNICATIONS OF ILLINOIS, INC.
NUVOX COMMUNICATIONS OF INDIANA, INC.
NUVOX COMMUNICATIONS OF OHIO, INC.
NUVOX COMMUNICATIONS OF TENNESSEE, INC.
TRIVERGENT CORPORATION
CAROLINE ONLINE, INC.
ISAAC ACQUISITION CORP.
TELECO ACQUISITION CORP.
NUVOX COMMUNICATIONS, INC.
INTERNET/MCR CORPORATION
WEBBIZAPPS, INC.
AMTEL ACQUISITION CORP.
CCN ACQUISITION CORP.
SHARED TELCOM SERVICES, INC.
For each of the foregoing companies

By:	/s/ John P. Denneen
Name: John P. Denneen Title: Executive Vice President — Corporate Development and Legal Affairs and Secretary

SIGNATURE PAGE 1
AMENDED AND RESTATED CREDIT AGREEMENT

TRIVERGENT LEASING, LLC TRIVERGENT LEASING SOUTH, LLC.

By:	NUVOX COMMUNICATIONS, INC., as Manager for each of the foregoing companies

By:	/s/ John P. Denneen
Name: John P. Denneen Title: Executive Vice President — Corporate Development and Legal Affiars and Secretary

SIGNATURE PAGE 2
AMENDED AND RESTATED CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL CORPORATION, as the Administrative Agent and a Lender

By:	/s/ Brian P. Ward
Name: Brian P. Ward
Title: Manager –– Operations

SIGNATURE PAGE 3
AMENDED AND RESTATED CREDIT AGREEMENT

CIT LENDING SERVICES CORPORATION, as a Lender

By:	/s/ Doug Maher
Name: Doug Maher
Title: Vice President

SIGNATURE PAGE 4
AMENDED AND RESTATED CREDIT AGREEMENT

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT

Trache A Term Loan Commitments

Lender	Commitment	Pro Rata Share
CIT LENDING SERVICES CORPORATION	$2,500,000	20%
GENERAL ELECTRIC CAPITAL CORPORATION	10,000,000	80%
Total	$12,500,000	100%

Trache B Term Loan Commitments

Lender	Commitment	Pro Rata Share
CIT LENDING SERVICES CORPORATION	$3,750,000	27.2727273
GENERAL ELECTRIC CAPITAL CORPORATION	10,000,000	72.7272727
Total	$13,750,000	100%

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Note Addresses

All Credit Parties:
16090 Swingley Ridge Road Suite 500 Chesterfield, Missouri 63017 Attention: Michael E. Gibson, Chief Financial Officer Telecopier: (636) 537-7484

GENERAL ELECTRIC CAPITAL CORPORATION, as the Administrative Agent and as a Lender

GE Capital Services, Inc. 120 Long Ridge Road Stamford, CT 06927 Attention: Manager, Telecom Portfolio Telecopier: (203) 961-2194

With copies to: Ms. Cindy Sheh Telecopier: (203) 961-2017

and

General Counsel Telecopier: (203) 357-6632

CIT LENDING SERVICES CORPORATION as a Lender.

c/o The CIT Group, Inc. - Structured Finance Group 1 CIT Drive Livingston, New Jersey 07039 Attention: Vice-President - Credit Telecopier: (973) 535-1816

Copy to: Vice-President - Legal, Nick DeFabrizio, Esq. Telecopier: (973) 535-1816

Page

SECTION 1.	DEFINITIONS AND INTERPRETATION	2
1.1	Definitions	3
1.2	Accounting Terms	26
1.3	Interpretation, etc	26
SECTION 2.	LOANS	27
2.1	Loans	27
2.2	Intentionally Omitted	28
2.3	Pro Rata Shares	28
2.4	Use of Proceeds	28
2.5	Evidence of Debt; Register; Lenders’ Books and Records; Notes	28
2.6	Interest on Loans	28
2.7	Conversion/Continuation	30
2.8	Default Interest	30
2.9	Fees	31
2.10	Scheduled Payments	31
2.11	Voluntary Prepayments	31
2.12	Mandatory Prepayments	32
2.13	Application of Prepayments/Reductions	33
2.14	Allocation of Certain Payments and Proceeds	33
2.15	General Provisions Regarding Payments	33
2.16	Ratable Sharing	35
2.17	Making or Maintaining Eurodollar Rate Loans	35
2.18	Increased Costs; Capital Adequacy	37
2.19	Taxes; Withholding, etc	38
2.20	Obligation to Mitigate	40
2.21	Removal or Replacement of a Lender	40
SECTION 3.	CONDITIONS PRECEDENT	41

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Page

3.1	Effective Date	41
3.2	Conditions to each Conversion/Continuation	45
SECTION 4.	REPRESENTATIONS AND WARRANTIES	45
4.1	Organization; Requisite Power and Authority; Qualification	45
4.2	Capital Stock and Ownership	45
4.3	Due Authorization	45
4.4	No Conflict	45
4.5	Governmental Consents	46
4.6	Binding Obligation; Creation, Perfection and Priority of Liens	46
4.7	Historical Financial Statements	46
4.8	Updated Financial Plan	47
4.9	Intentionally Omitted.	47
4.10	No Restricted Payments	47
4.11	Adverse Proceedings, etc	47
4.12	Payment of Taxes	47
4.13	Properties	47
4.14	Environmental Matters	48
4.15	No Defaults	48
4.16	Material Contracts; Intellectual Property	48
4.17	Governmental Regulation	49
4.18	Margin Stock	49
4.19	Employee Matters	49
4.20	Employee Benefit Plans	49
4.21	Certain Fees	50
4.22	Solvency	50
4.23	Compliance with Statutes, etc	50

ii

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Page

4.24	Disclosure	50
4.25	Telecommunications Approvals	51
4.26	No Violation of Telecommunications Regulations	51
SECTION 5.	AFFIRMATIVE COVENANTS	51
5.1	Financial Statements and Other Reports	51
5.2	Existence	56
5.3	Payment of Taxes and Claims	56
5.4	Maintenance of Properties	56
5.5	Insurance	56
5.6	Books and Records; Inspections; Lenders Meetings	57
5.7	Compliance with Contractual Obligations and Laws	57
5.8	Environmental	57
5.9	Subsidiaries	59
5.10	Material Real Estate Assets	59
5.11	Intentionally Omitted.	60
5.12	Intentionally Omitted.	60
5.13	Certain Post Closing Matters.	60
5.14	Intentionally Omitted	61
5.15	Further Assurances	61
SECTION 6.	NEGATIVE COVENANTS	61
6.1	Indebtedness	61
6.2	Liens	63
6.3	Equitable Lien; No Further Negative Pledges	65
6.4	Restricted Payments; Restrictions on Subsidiary Distributions	65
6.5	Investments	65
6.6	Minimum Available Cash	68

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Page

6.7	Fundamental Changes; Disposition of Assets	68
6.8	Network Swaps	70
6.9	Disposal of Subsidiary Interests	71
6.10	Sales and Lease-Backs	71
6.11	Sale or Discount of Receivables	71
6.12	Transactions with Shareholders, Affiliates and Unrestricted Subsidiaries	71
6.13	Conduct of Business	72
6.14	Amendments or Waivers of Related Agreements	72
6.15	Disposition of Licenses, etc	72
6.16	Fiscal Year	72
6.17	Unrestricted Subsidiaries	72
6.18	Formation of New Subsidiaries	73
SECTION 7.	GUARANTY	73
7.1	Guaranty of the Obligations	73
7.2	Contribution by Guarantors	73
7.3	Payment by Guarantors	75
7.4	Liability of the Guarantors Absolute	75
7.5	Waivers by the Guarantors	77
7.6	Guarantors’ Rights of Subrogation, Contribution, etc	77
7.7	Subordination of Other Obligations	78
7.8	Continuing Guaranty	78
7.9	Authority of the Guarantors or the Borrowers	78
7.10	Financial Condition of the Borrowers	78
7.11	Bankruptcy, etc	79
7.12	Notice of Events	79
7.13	Discharge of Guaranty Upon Sale of Guarantor	79

iv

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Page

SECTION 8.	EVENTS OF DEFAULT	80
8.1	Events of Default	80
SECTION 9.	ADMINISTRATIVE AGENT	83
9.1	Appointment of the Administrative Agent	83
9.2	Powers and Duties	83
9.3	General Immunity	84
9.4	Lenders’ Representations, Warranties and Acknowledgment	85
9.5	Right to Indemnity	85
9.6	Successor Administrative Agent	85
9.7	Collateral Documents and Guaranty	86
SECTION 10.	MISCELLANEOUS	86
10.1	Notices	87
10.2	Expenses	87
10.3	Indemnity	87
10.4	Set-Off	88
10.5	Amendments and Waivers	89
10.6	Successors and Assigns; Participations	90
10.7	Independence of Covenants	93
10.8	Survival of Representations, Warranties and Agreements	93
10.9	No Waiver; Remedies Cumulative	94
10.10	Marshalling; Payments Set Aside	94
10.11	Severability	94
10.12	Entire Agreement	94
10.13	Obligations Several; Independent Nature of Lenders’ Rights	94
10.14	Headings	95
10.15	APPLICABLE LAW	95

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Page

10.16	CONSENT TO JURISDICTION	95
10.17	WAIVER OF JURY TRIAL	96
10.18	Confidentiality	96
10.19	Usury Savings Clause	97
10.20	Counterparts; Effectiveness	97
10.21	Continuing Security Interest; No Novation	97

vi

EXHIBITS

Exhibit A – Assignment Agreement
Exhibit B – Certificate re: Non-Bank Status
Exhibit C – Compliance Certificate
Exhibit D – Conversion/Continuation Notice
Exhibit E – Counterpart Agreement
Exhibit F – Funding Notice
Exhibit G – Landlord Personal Property Collateral Access Agreement
Exhibit H – Pledge and Security Agreement
Exhibit I – Preferred Note
Exhibit J – Tax Sharing Agreement
Exhibit K – Tranche A Term Loan Note
Exhibit L – Trance B Term Loan Note
Exhibit M – Form of Bryan Cave LLP Legal Opinion
Exhibit N – Form of Summary Market Information
Exhibit O – Form of Quarterly Report
Exhibit P – Form of Series A Preferred Stock Purchase Agreement with GE Capital
Exhibit Q – Updated Financial Plan

APPENDICES

Appendix A – Lender Information
Appendix B – Principal Offices of Lenders

SCHEDULES

Schedule 1.1 – Pre-Approved Borrower Markets
Schedule 3.1 – List of Real Property Interests at which more than $1,000,000 of Collateral is Kept
Schedule 4.1 – Credit Party Jurisdictions List
Schedule 4.2 – Capital Stock and Ownership of Credit Parties
Schedule 4.5 – Governmental Consents
Schedule 4.13 – Real Estate Assets; Material Leases
Schedule 4.14 – Defaults
Schedule 4.16(a) –Material Contracts
Schedule 4.16(b) –Material Intellectual Property
Schedule 5.5 – Insurance
Schedule 6.1 - Indebtedness
Schedule 6.5 – Investments
Schedule 6.12 – Transactions with Shareholders, Affiliates and Unrestricted Subsidiaries
Schedule 6.17 – Unrestricted Subsidiaries